                                                                   EXHIBIT 10.25

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                            STOCK PURCHASE AGREEMENT


                                      AMONG


                      CMS OIL AND GAS (INTERNATIONAL) LTD.;

                            CMS OIL AND GAS COMPANY;

                          CRESTAR ENERGY HOLDINGS LTD.;

                                       AND

                               CRESTAR ENERGY INC.








                                  JUNE 30, 2000





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

ARTICLE I      Definitions........................................................................................1

ARTICLE II        Purchase and Sale...............................................................................9
         2.01     Transfer of Shares..............................................................................9
         2.02     Purchase Price..................................................................................9

ARTICLE III       Closing.........................................................................................9
         3.01     Time and Place of Closing.......................................................................9
         3.02     Delivery of Records.............................................................................9

ARTICLE IV        Representations and Warranties of Seller.......................................................10
         4.01     Existence and Qualification....................................................................10
         4.02     Authority, Approval and Enforceability.........................................................10
         4.03     Capitalization of the Company..................................................................11
         4.04     No Conflicts...................................................................................11
         4.05     Financial Information..........................................................................12
         4.06     Material Contracts.............................................................................14
         4.07     Absence of Certain Changes.....................................................................17
         4.08     Employees......................................................................................17
         4.09     Insurance......................................................................................17
         4.10     Litigation.....................................................................................18
         4.11     Liability for Brokers' Fees....................................................................18
         4.12     Compliance with Laws...........................................................................18
         4.13     Consents and Preferential Rights...............................................................18
         4.14     Taxes..........................................................................................19
         4.15     Company Assets.................................................................................19
         4.16     Oil and Gas Matters............................................................................20
         4.17     Loans and Advances.............................................................................21
         4.18     Assumptions, Guaranties, Etc. of Indebtedness of Other Persons.................................21
         4.19     Disclosure.....................................................................................21
         4.20     Officers and Directors.........................................................................21
         4.21     Transactions With Affiliates...................................................................21
         4.22     No Corrupt Practices...........................................................................22
         4.23     Corporate Records..............................................................................22
         4.24     Banking........................................................................................22

ARTICLE V         Representations and Warranties of Crestar and Buyer............................................22
         5.01     Corporate Existence and Qualification..........................................................22
         5.02     Authority, Approval and Enforceability.........................................................22
         5.03     No Default or Consents.........................................................................22
         5.04     Capability.....................................................................................23
         5.05     Liability for Brokers' Fees....................................................................23
         5.06     No Corrupt Practices...........................................................................23
         5.07     Investment.....................................................................................23

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

ARTICLE VI  Deliveries at Closing................................................................................23
         6.01     Deliveries to Seller...........................................................................23
         6.02     Deliveries to Buyer............................................................................24

ARTICLE VII  Tax Matters.........................................................................................26
         7.01     Preparation and Filing of Tax Returns..........................................................26
         7.02     Access to Information..........................................................................26
         7.03     Indemnification by Seller......................................................................27
         7.04     Buyer Indemnification..........................................................................27
         7.05     Indemnification Procedures.....................................................................27
         7.06     Conflict.......................................................................................28

ARTICLE VIII      Additional Agreements of Crestar, Buyer, CMS and Seller........................................28
         8.01     Adjustments to Purchase Price..................................................................28
         8.02     Settlement Statement...........................................................................29
         8.03     Replacement Guarantee..........................................................................30
         8.04     Preservation of Books and Records; Access......................................................30
         8.05     Further Assurances.............................................................................31
         8.06     Change of Name.................................................................................31
         8.07     Press Releases.................................................................................31
         8.08     Insurance......................................................................................31
         8.09     Capacity.......................................................................................31
         8.10     Certain Receivables............................................................................31
         8.11     OCP Project....................................................................................32
         8.12     Amato Interest.................................................................................32
         8.13     Intercompany Accounts..........................................................................33
         8.14     Confidentiality Agreements.....................................................................33
         8.15     Standby Letter of Credit.......................................................................33
         8.16     CMS Financial Information......................................................................35

ARTICLE IX        Indemnification; Scope of Representations; Limitations.........................................35
         9.01     Indemnification................................................................................35
         9.02     Indemnification Procedures.....................................................................38
         9.03     Exclusive Remedy...............................................................................43
         9.04     Scope of Representations.......................................................................43

ARTICLE X         Arbitration....................................................................................43
         10.01    Arbitration....................................................................................43

ARTICLE XI        Miscellaneous..................................................................................45
         11.01    Confidentiality................................................................................45
         11.02    Expenses.......................................................................................45
         11.03    Notices........................................................................................46
         11.04    Governing Law..................................................................................46
         11.05    Entire Agreement; Amendments and Waivers.......................................................47
         11.06    Binding Effect and Assignment..................................................................47
         11.07    Severability...................................................................................47
         11.08    Headings and Schedules.........................................................................47

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

         11.09    Survival of Representations and Agreements.....................................................47
         11.10    Time of the Essence............................................................................48
         11.11    Counterparts...................................................................................48
         11.12    Signatures.....................................................................................48

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                                    SCHEDULES

2.03              -        Preliminary Purchase Price
4.01              -        Existence and Qualifications
4.03              -        Capitalization
4.04(b)           -        Certain Approvals
4.05(a)           -        United States Financial Statements
4.05(b)           -        Ecuadorian Financial Statements
4.05(c)           -        Pro Forma Balance Sheet
4.05(d)           -        Certain Matters
4.05(e)           -        CMS Financial Statements
4.06(a)           -        Company Material Contracts
4.06(b)           -        Other Material Contracts
4.06(c)           -        Contracts to be Terminated
4.06(d)           -        Certain Exceptions
4.06(e)           -        Exceptions Regarding Other Material Contracts
4.06(f)           -        OCP Agreements
4.07              -        Absence of Certain Changes
4.09              -        Policies of Insurance
4.10              -        Claims and Litigation
4.12              -        Legal Violations
4.13              -        Consents and Preferential Purchase Rights
4.14(h)           -        Tax Benefits
4.15              -        Wells
4.16(a)           -        Certain Exceptions Relating to Oil and Gas Assets
4.16(b)           -        Unfulfilled Work Commitments
4.17              -        Loans and Advances
4.18              -        Assumptions, Guaranties, Etc. of Indebtedness of Other Persons
4.19              -        No Intentional Concealment
4.20              -        Officers and Directors of the Company
4.24              -        Bank Account
6.01(a)           -        Designated Account
6.01(c)           -        Legal Opinions of Counsel for Crestar and Buyer
6.02(d)           -        Legal Opinions of Counsel for CMS, Seller and the Company
8.10              -        Certain Receivables
8.14              -        Confidentiality Agreements
8.15(b)           -        Section 8.15(b) Sworn Statement
8.15(c)           -        Section 8.15(c) Sworn Statement

                            STOCK PURCHASE AGREEMENT


         This Stock Purchase Agreement (this "Agreement"), executed as of June 30, 2000 (the "Execution Date"), is among CMS Oil and Gas (International) Ltd., a company formed under the Laws of the Cayman Islands ("Seller"); CMS Oil and Gas Company, a Michigan corporation ("CMS"); Crestar Energy Holdings Ltd.; a company formed under the Laws of Bermuda ("Buyer"); and Crestar Energy Inc., a company formed under the Laws of Canada ("Crestar"). Seller, CMS, Buyer and Crestar shall be referred to herein each as a "Party" and collectively as the "Parties."


                                    RECITALS

         Seller, a wholly owned subsidiary of CMS, is the sole owner of all of the issued and outstanding share capital of CMS Oil and Gas (Ecuador) LDC, a limited duration company formed under the Laws of the Cayman Islands (the "Company").

         Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the outstanding share capital of the Company, upon the terms and subject to the conditions contained herein. Buyer has requested Crestar, its parent company, to provide support in connection with the transactions contemplated by this Agreement.

         NOW, THEREFORE, in consideration of the premises, agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree, upon the terms and subject to the conditions contained herein, as follows:

                                   ARTICLE I
                                  DEFINITIONS

         Capitalized terms used herein shall have the meaning ascribed to them in this Article I unless such terms are defined elsewhere in this Agreement. The words "hereof", "herein", and "hereunder" and words of similar import, when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

         "AAA" shall have the meaning ascribed to such term in Section 10.01(b).

         "Adjusted Purchase Price" shall have the meaning ascribed to such term in Section 8.02(d).

         "Adjustment Period" shall mean the period from the Effective Date to the Closing Date.

         "Affiliate" shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. The term "control" as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, 50% or more of the voting rights attributable to the shares of the controlled corporation, or with respect to any Person



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

other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person.

         "Amato Interest" shall mean the .5% net revenue interest burdening certain of the Company's interests in the Subject Contracts and more specifically described in that certain Contingent Payment Agreement dated January 22, 1990 between the Company and Frank L. Amato.

         "Amazon Development Fund" shall mean the Amazon Regional Ecodevelopment Fund of Ecuador.

         "Applicable Limitations Period" shall have the meaning ascribed to such term in Section 11.09.

         "Balance Sheet Items" shall mean (i) accounts receivable from Third Parties as of December 31, 1999, (ii) accounts payable to Third Parties as of December 31, 1999 and (iii) prepaid expenses to Third Parties as of December 31, 1999.

         "Block 16 Participation Contract" shall mean that certain Modification of the Service Contract for Exploration and Exploitation of Hydrocarbons in Block 16 among Empresa Estatal Petroleos del Ecuador (PETROECUADOR) and the Consortium comprising YPF Ecuador Inc., Overseas Petroleum and Investment Company, Nomeco Ecuador LDC, Murphy Ecuador Oil Company and Canam Offshore Limited, dated effective as of January 1, 1997.

         "Bogi-Capiron Agreement" shall mean that certain Operating Agreement for Unitized Exploitation of the Bogi Capiron Common Reservoirs among PETROPRODUCCION, YPF Ecuador Inc., Overseas Petroleum and Investment Corporation, Nomeco Ecuador LDC, Murphy Ecuador Oil Company and Canam Offshore Limited, dated effective as of January 1, 1997.

         "Business" shall mean the business and operations of the Company, including, but not limited to, owning and exercising its rights as a participant in the Subject Contracts and the Joint Operating Agreement.

         "Business Day" shall mean any day other than a Saturday, a Sunday or a United States federal or Texas state banking holiday.

         "Buyer Indemnified Parties" shall mean Crestar, Buyer, their Affiliates, and their respective directors, officers, employees, agents and representatives.

         "Claim Notice" shall have the meaning ascribed to such term in Section 9.01(b)(ii).

         "Claimed Amount" shall have the meaning ascribed to such term in
Section 9.02(d)(i)(A).

         "Closing" shall have the meaning ascribed to such term in Section 3.01.

         "Closing Date" shall have the meaning ascribed to such term in Section 3.01.

         "CMS Financial Statements" shall have the meaning ascribed to such term in Section 4.05(e).


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

         "CMS Guarantee" shall have the meaning ascribed to such term in Section 8.03.

         "Code" shall mean the United States Internal Revenue Code of 1986, as amended, together with all regulations promulgated thereunder.

         "Company Material Contracts" shall have the meaning ascribed to such term in Section 4.06(a).

         "Creditor's Rights" shall have the meaning ascribed to such term in
Section 4.02.

         "Crestar Guarantee" shall have the meaning ascribed to such term in
Section 8.03.

         "Data Room" shall mean that data room located in Houston, Texas, prepared by Seller to assist Persons interested in acquiring the Company with an evaluation of the Company and/or for the conduct of due diligence with respect to the Company.

         "Deferred Claimed Amounts" shall have the meaning ascribed to such term in Section 9.02(d)(i)(B).

         "Designated Account" shall have the meaning ascribed to such term in
Section 6.01(a).

         "Diluent" shall have the meaning ascribed to such term in clause 3.3.11 of the Block 16 Participation Contract.

         "Diluent Availability/K Factor Matters" shall mean any claims arising from (i) reductions or interruptions of Diluent supply from PETROECUADOR, (ii) costs resulting from the Operator's proposal to purchase Diluent or (iii) post-Effective Date adjustments to the K factor set forth in clause 8.4 of any of the Subject Contracts.

         "Disputes" shall have the meaning ascribed to such term in Section 10.01(a).

         "Dollars," "US$" or "$" shall mean the lawful currency of the United States of America.

         "Ecuadorian Financial Statements" shall have the meaning ascribed to such term in Section 4.05(b).

         "Effective Date" shall mean January 1, 2000.

         "Environmental Law" shall mean any Law governing Environmental Matters in Ecuador as the same have been amended from time to time, and all applicable judicial and administrative decisions, orders and decrees and generally accepted practices of the international petroleum industry relating to Environmental Matters in Ecuador.

         "Environmental Matters" shall mean any matter arising out of, resulting from or relating to: (i) pollution, or protection of the environment, health, safety or natural resources; (ii) emissions, discharges, releases or threatened releases of environmentally deleterious materials; or (iii) the presence, production, processing, distribution, use, generation, treatment, storage, disposal, transportation or handling of or exposure to environmentally deleterious materials.

         "Environmental Tax Matters" shall mean any Taxes associated with the
(i) Amazon Development Fund, (ii) Law 10-20 or (iii) Law 40.

         "Execution Date" shall have the meaning ascribed thereto in the introductory paragraph of this Agreement.

         "Expert" shall have the meaning ascribed thereto in Section
9.02(d)(ii).

         "Expert's Amount" shall have the meaning ascribed thereto in Section 9.02(d)(ii)(B).

         "Expert's Decision" shall have the meaning ascribed thereto in Section 9.02(d)(ii)(B).

         "Governmental Authority" means any government or subdivision thereof, governmental agency, authority, entity or instrumentality or any court thereof.

         "Indemnified Losses" shall mean any and all Losses reduced by the amount of any insurance proceeds actually recovered from any Person that is not an Affiliate of any Person entitled to indemnification under this Agreement; provided that, for the purposes of calculating the Indemnified Losses to be applied to the threshold described in Section 9.01(b)(v) in connection with a breach of a representation qualified by the term "Material Adverse Effect," the Indemnified Losses shall include all of the Losses incurred by the affected Person associated with such Material Adverse Effect and not only such Losses in excess of $500,000. For the avoidance of doubt, with respect to any specific representation qualified by the term "Material Adverse Effect", there shall be no breach of such representation (and therefore no Indemnified Losses with regard to such representation) until such time as a Material Adverse Effect, as defined herein, has occurred (which, inter alia, must be reasonably likely to result in Losses to the Company, Buyer or Crestar, individually or in the aggregate, of more than US$500,000), but if the amount of such Losses does exceed US$500,000 the whole amount of such Losses shall be Indemnified Losses.

         "Indemnified Party" shall have the meaning ascribed thereto in Section 9.02(a).

         "Indemnifying Party" shall have the meaning ascribed thereto in Section 9.02(a).

         "Joint Operating Agreement" shall mean that certain Joint Operating Agreement among Conoco Ecuador, Ltd., Overseas Petroleum and Investment Corporation, Diamond Shamrock South America Petroleum B.V. and Nomeco Latin America, Inc. dated February 7, 1986, as amended from time to time, including as amended by that certain First Amendment to Joint Operating Agreement, dated effective as of January 21, 1992.

         "Knowledge" shall mean the actual knowledge of the officers or employees of the applicable Person or their respective Affiliates.

         "Law" shall mean any constitution, statute, code, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any applicable Governmental Authority.



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

         "Law 10-20" shall mean Ecuadorian Law No. 10, published in Official Register No. 30 of September 21, 1992 as amended by Ecuadorian Law No. 20, published in Official Register No. 152 dated September 15, 1997.

         "Law 40" shall mean Ecuadorian Law No. 40, published in Official Register No. 248 of August 7, 1989.

         "Letter of Credit" shall have the meaning ascribed to such term in
Section 8.15(a).

         "Losses" shall mean all losses, costs, and expenses, including without limitation, attorneys' fees and expenses.

         "Material Adverse Effect" shall mean any change, development, or effect (individually or in the aggregate) on the Business, financial condition, results of operations or assets of the Company, which is reasonably likely to result in Losses to the Company, Buyer or Crestar, individually or in the aggregate, of more than US$500,000.

         "Murphy-Canam" shall mean Murphy Ecuador Oil Company and Canam Offshore Limited.

         "Notice" shall have the meaning ascribed to such term in Section 11.03.

         "Notice Period" shall have the meaning ascribed to such term in Section 9.02(b)(i).

         "Notification Letter" shall have the meaning ascribed to such term in
Section 6.01(d).

         "NPV Amount" shall have the meaning ascribed thereto in Section
9.02(b).

         "OCP Agreements" shall mean those certain agreements and guarantees currently being negotiated in connection with the OCP Project, as more particularly described on Schedule 4.06(f) hereto.

         "OCP Project" shall mean the efforts of Seller, the Company and other oil companies doing business in Ecuador to obtain the necessary authorizations and to construct and operate a crude oil pipeline designed to transport production from producing areas covered by the Subject Contracts.

         "OECD" shall mean the Organization for Economic Cooperation and Development.

         "Operator" shall mean YPF Ecuador, Inc.

         "OPIC" means Overseas Petroleum and Investment Corporation.

         "Other Material Contracts" shall have the meaning ascribed to such term in Section 4.06(b).

         "Permitted Encumbrances" shall mean:

                  (a) liens for Taxes and assessments not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of the Business;

                  (b) obligations or duties reserved or vested in any Governmental Authority to regulate operations under the Company Material Contracts in any manner, including all applicable Laws;

                  (c) easements, rights-of-way, servitudes, permits, surface leases and other rights of third parties in respect of surface operations, to the extent same, individually or in the aggregate, would not have a Material Adverse Effect; and

                  (d) liens or charges for services or materials provided in the ordinary course of the Business for obligations that are not yet due.

         "Person" shall mean an individual (or group of individuals), partnership, corporation, limited liability company, joint venture, trust, estate or an unincorporated organization or association, Governmental Authority, other authority or other legal entity.

         "Plan B" shall mean the Northern Michigan Exploration Company (predecessor to CMS) Employee Well Participation Plan B, dated April 1, 1980, and amended as of April 1, 1985 and April 1, 1990.

         "Preliminary Purchase Price" shall have the meaning ascribed to such term in Section 2.03.

         "Pro Forma Balance Sheet" shall have the meaning ascribed to such term in Section 4.05(c).

         "Purchase Price" shall have the meaning ascribed to such term in
Section 2.02.

         "Purchase Price Adjustment Matters" shall mean (i) the Environmental Tax Matters, (ii) the Quality Differential Matters, (iii) the Diluent Availability/K Factor Matters or (iv) the adjustments described in Section 8.02(a)(x) and (y).

         "Quality Differential Matters" shall mean the Company's share of any claims made by any Governmental Authority in connection with the failure to pay the full quality differential under any of the Subject Contracts with respect to periods of time prior to the Effective Date.

         "Reasonable Efforts" shall mean the taking by a Party of such action as would be in accordance with reasonable commercial practices as applied to the particular matter in question; provided, however, that such action shall not include a duty to incur unreasonable expense.

         "Records" shall mean and include all originals and copies (except where the context indicates that only originals or copies are being referred to) of minute books, Tax records, agreements, documents, computer files and tapes, electronic data, maps, books, records, accounts and files of the Company relating to the Company and the Business including, but not limited to, all materials contained in the Data Room.

         "Response Notice" shall have the meaning ascribed to such term in
Section 9.02(d)(i).


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


         "Schedule" shall mean any schedule attached to and made a part of this Agreement.

         "Seller Indemnified Parties" shall mean CMS, Seller, their Affiliates, and their respective directors, officers, employees, agents and representatives.

         "Settlement Statement" shall have the meaning ascribed to such term in
Section 8.02(a).

         "Shares" shall have the meaning ascribed to such term in Section 4.03.

         "Shushufindi Agreement" shall mean that certain Mutual Cooperation Agreement dated August 18, 1999 between PETROPRODUCCION and YPF Ecuador Inc.

         "SOTE II Agreement" shall mean that certain Amendment Agreement of the Agreement for the Temporary Increase of the SOTE's Pumping Capacity to 25,000 BOPD dated October 21, 1999.

         "SOTE II/Shushufindi Credit" shall mean the amount obtained through the following forumula:

                  SSC = (A/B) multiplied by C, where

                  SSC = the amount of the SOTE II/Shushufindi Credit,

                  A = the total amount actually paid by, or on behalf of, the Company, Buyer or Crestar to the Operator (with respect to the Company's interest in the Subject Contracts as of the Closing
                  Date) pursuant to the SOTE II Agreement and the Shushufindi Agreement (but not pursuant to any amended terms thereof) on or before 18 February 2002 up to a maximum of $4,760,000,

                  B = the total amount actually paid by, or on behalf of, the Company, Buyer or Crestar to the Operator (with respect to the Company's interest in the Subject Contracts as of the Closing
                  Date) pursuant to the SOTE II Agreement and the Shushufindi Agreement (but not pursuant to any amended terms thereof) on or before 18 February 2002, and

                  C = any amounts paid, credits or offsets given, the value of incremental production or any other value actually received, directly or indirectly, by the Company, Buyer or Crestar pursuant to the SOTE II Agreement and the Shushufindi Agreement from PETROECUADOR, its Affiliates or any Governmental Authority or through the Operator on or before 18 February 2002 with respect to the Company's interest in the Subject Contracts as of the Closing Date.

For the avoidance of doubt, (i) in the situation where $4,760,000 or less has been paid by, or on behalf of, the Company, Buyer or Crestar pursuant to the SOTE II Agreement and the Shushufindi Agreement, the SSC shall be equal to C; and (ii) in the situation where, for example, $5,950,000 has been paid by, or on behalf of, the Company, Buyer or Crestar pursuant to the SOTE II Agreement and the Shushufindi Agreement, the SSC shall be equal to 80% (4,760,000 divided by 5,950,000) of C.

         "SOTE Pipeline" shall have the meaning ascribed to the term "SOTE" in clause 7.3 of the Block 16 Participation Contract.

         "Special Indemnity Procedures" shall have the meaning ascribed thereto in Section 9.02(d).

         "Subsidiary" shall mean (i) any corporation, any of the outstanding securities of which shall at the time, be owned or controlled, directly or indirectly, by a Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries; or (ii) any partnership, limited liability company, association, joint venture or similar business organization, any of the ownership interests of which shall at the time be so owned or controlled.

         "Subject Contracts" shall mean the Block 16 Participation Contract, the Tivacuno Contract and Bogi-Capiron Contract and any amendments, modifications or supplements thereto.

         "Supplemental Claim Notice" shall have the meaning ascribed to such term in Section 9.02(b).

         "Tax" or "Taxes" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, premium, windfall profits, environmental, customs duties, capital stock, capital gain, petroleum profits, value added, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, profit sharing tax, municipal tax, superintendent of companies contribution, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Claim" shall mean any Losses arising out of a breach of the representations and warranties in Section 4.14 or any of the provisions of
Article VII.

         "Tax Indemnified Party" shall have the meaning ascribed to that term in
Section 7.05(a).

         "Tax Indemnifying Party" shall have the meaning ascribed to that term in Section 7.05(a).

         "Tax Returns" shall have the meaning ascribed to such term in Section 4.14.

         "Third Party" shall mean any Person who or which is not a Party or an Affiliate of a Party.

         "Third Party Claim" shall mean any claim, action, or proceeding made or brought by any Third Party.

         "Tivacuno Contract" shall mean that certain Contract for Specific Services for the Development and Production of Crude Oil in Tivacuno Area of Ecuador's Amazon Region among PETROECUADOR, PETROPRODUCCION, Maxus Ecuador Inc., Overseas Petroleum and Investment Corporation, Nomeco Ecuador Oil Company, Murphy Ecuador Oil Company Ltd., and Canam Offshore Limited, dated effective as of January 1, 1997.

         "Undisputed Amount" shall have the meaning ascribed thereto in Section 9.02(d)(i)(C).

         "United States Financial Statements" shall have the meaning ascribed to such term in Section 4.05(a).

         "YPF-Repsol" means YPF Ecuador Inc. and its Affiliates.


                                   ARTICLE II
                                PURCHASE AND SALE

         2.01 Transfer of Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller agrees and CMS will cause Seller to sell, assign and deliver the Shares to Buyer, against receipt of payment for such Shares as provided in Section 6.01.

         2.02 Purchase Price. The consideration to be paid by Buyer to Seller for the Shares shall be One Hundred and One Million, Nine Hundred and Ninety Seven Thousand US Dollars (US$101,997,000), plus simple interest accruing on such amount from the Effective Date until the Closing Date at a rate of eight percent (8%) per annum ("Purchase Price"), subject to adjustments thereto that may be required pursuant to Sections 8.01 and 8.02 of this Agreement.

         2.03 Estimate of Purchase Price. Attached as Schedule 2.03 is an estimate of the Purchase Price, as adjusted pursuant to Section 8.01 (the "Preliminary Purchase Price"), setting forth in reasonable detail Seller's calculations used to determine the Preliminary Purchase Price.


                                  ARTICLE III
                                     CLOSING

         3.01 Time and Place of Closing. Subject to fulfillment or waiver of the deliveries required by Sections 6.01 and 6.02, the consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Vinson & Elkins L.L.P. in Houston, Texas commencing at 9:00 a.m. local time on June 30, 2000, or such other date as Buyer and Seller may mutually agree in writing. The date upon which Closing occurs shall be referred to herein as the "Closing Date."

         3.02 Delivery of Records. On the Closing Date (or as soon thereafter as practicable in the case of Records other than the minute books and stock record books) CMS and Seller will deliver or cause to be delivered to Buyer, originals of the minute books and stock record books of the Company and the originals of all Records to the extent same are not already in the possession of the Company, subject to the following provisions:

                  (a) CMS and Seller (with Crestar and Buyer to have access thereto) may retain the originals of all Records that in the reasonable judgment of Buyer contain information relating to the Company but that principally relate to CMS, Seller or their Affiliates;

                  (b) CMS and Seller may retain copies of all Records that in the reasonable judgment of Seller contain information relating to CMS, Seller or their Affiliates but principally relate to the Company;

                  (c) CMS and Seller may retain all Records prepared in connection with the sale of the Shares, including, without limitation, offers received from prospective purchasers of the Shares and any information relating to such offers; and

                  (d) CMS and Seller may retain copies of all consolidating and consolidated financial information and all other accounting Records prepared or used in connection with (i) the preparation of financial statements of CMS, Seller and/or their Affiliates and (ii) the preparation and filing of any Tax Returns.


                                   ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF CMS AND SELLER

         CMS and Seller hereby, jointly and severally, represent and warrant to Buyer and Crestar as of the Effective Date and as of the Closing Date, except for representations and warranties that specifically set forth a certain date (including the Effective Date or the Closing Date) which representations shall be made only as of such date, as follows:

         4.01 Corporate Existence and Qualification. Each of CMS, Seller and the Company is a corporation or company duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its organization. Except as set forth on Schedule 4.01, the Company is duly licensed, qualified and authorized to conduct the Business and is in good standing under the Laws of each jurisdiction where such license, qualification, or authorization is required. Schedule 4.01 sets forth the jurisdictions where the Company is licensed, qualified or authorized to conduct the Business and the names under which the Company conducts its Business. The Company is in full compliance with all of the terms and provisions of its memorandum and articles of association, as amended. The Company has all requisite corporate power and authority to own and operate its properties including, without limitation, its interests in the Company Material Contracts and to carry on the Business as presently conducted. Except as set forth on Schedule 4.01, the Company has not conducted the Business or any other activities under any trade name.

         4.02 Authority, Approval and Enforceability. Each of CMS and Seller has all requisite corporate power and authority to execute and deliver this Agreement and any other documents required to be executed by such Party pursuant to this Agreement, and to perform its respective obligations thereunder. The execution and delivery of this Agreement by CMS and Seller and the performance of the transactions contemplated hereby by CMS and Seller have been duly and validly approved by the Board of Directors of CMS and Seller, respectively and by all other necessary corporate or shareholder action. This Agreement and the other documents required to be executed by CMS or Seller pursuant to this Agreement have been duly executed and delivered on behalf of CMS and Seller, and constitute the legal, valid and binding obligations of CMS and Seller, enforceable against CMS and Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency or other similar Laws relating to or affecting the enforcement of creditors' rights generally and to general principles of equity ("Creditor's Rights").

         4.03 Capitalization of the Company.

                  (a) The authorized share capital of the Company is as set forth on Schedule 4.03 and Seller owns, beneficially and of record, all the issued and outstanding share capital of the Company as set forth in
         Schedule 4.03 (the "Shares"). All of the Shares are duly authorized, validly issued, fully paid, and nonassessable. All of the Shares were issued in compliance with applicable Law. The Shares are free and clear of all mortgages, pledges, security interests, liens or encumbrances of any kind and are not subject to any agreements or understandings among any Persons with respect to the voting or transfer thereof. There are no preemptive or similar rights granted by CMS, Seller, the Company or any of their Affiliates to any Person that encumber the Shares. There are no outstanding subscriptions, options, convertible securities, warrants, calls or other securities granting rights to purchase or otherwise acquire any securities of the Company or any commitments or agreements of any character obligating CMS, Seller or the Company to issue or transfer any such securities. There are no preferred or debt securities, or an agreement to issue to any Person such securities, which are convertible into share capital of the Company. There is no commitment by the Company to issue other share capital of the Company, or any subscription, warrants, options, convertible securities or other such rights. The Company has no obligations (contingent or otherwise) to redeem, or otherwise acquire any of its securities or any interest therein or to make or pay any dividend or make any distribution as respect thereto.

                  (b) The Company has no Subsidiaries.

         4.04 No Conflicts. Neither the execution and delivery of this Agreement or any other document required to be executed by CMS, Seller and/or the Company pursuant to this Agreement, nor the consummation of the transactions contemplated herein or therein will:

                  (a) conflict with, result in a breach, constitute a default (with notice or lapse of time or both) or a violation of the memorandum and articles of association of the Seller or the Company;

                  (b) subject to the receipt of any required approvals as set forth in Schedule 4.04(b), conflict with or result in a breach, default or violation of any applicable Law, or of any agreement, document, instrument, judgment, decree, order, governmental permit, certificate or license to which CMS, Seller or the Company is a party, which would have a Material Adverse Effect; or

                  (c) result in the creation of any lien, charge or other encumbrance upon any of the properties or assets of the Company or the Shares.

         4.05 Financial Information.

         (a) Attached hereto as Schedule 4.05(a) are true, correct and complete copies of the unaudited United States financial statements of the Company for the years ended December 31, 1997, December 31, 1998 and December 31, 1999 and for the four month period ended April 30, 2000 (the "United States Financial Statements"). Such United States Financial Statements shall include, as applicable, the Statement of Assets and Liabilities and the related Statement of Revenues and Direct Operating Costs and Statement of Cash Flows Relating to Revenues and Direct Operating Costs (except for the December 31, 1997 Financial Statements which do not include a statement of cash flows). The United States Financial Statements are based solely on information regularly provided to the Company by the Operator (supplemented by requests from the Company for information), and the Company has incorporated all such information into the United States Financial Statements and has used Reasonable Efforts to do so in accordance with generally accepted accounting principles as used in the United States, consistently applied, except (i) as otherwise noted in the United States Financial Statements, and (ii) the December 31, 1997 United States Financial Statements do not include a Statement of Cash Flows Relating to Revenues and Direct Operating Costs.

         (b) Attached hereto as Schedule 4.05(b) are true, correct and complete copies of the audited Ecuadorian financial statements of the Company (also known as Nomeco Ecuador LDC-Sucursal Ecuador) for the years ended December 31, 1997, December 31, 1998 and an unaudited draft of the December 31, 1999 statements (without footnotes) (collectively, the "Ecuadorian Financial Statements"). The Ecuadorian Financial Statements have been prepared in accordance with generally accepted accounting principles as used in Ecuador, except as (i) disclosed in the audit opinion included in Schedule 4.05(b), or (ii) otherwise provided in
Schedule 4.05(b).

         (c) Attached hereto as Schedule 4.05(c) is a pro forma balance sheet of the Company as of December 31, 1999 prepared in accordance with the assumptions and qualifications set forth on Schedule 4.05(c) (the "Pro Forma Balance Sheet"). To the Knowledge of CMS and Seller, all financial information prepared by Arthur Andersen LLC at the request of Crestar and CMS in connection with (i) adjustments arising from the SOTE II Agreement or the Shushufindi Agreement,
(ii) the Quality Differential Matters and (iii) the Environmental Tax Matters, have been accurately incorporated into the Pro Forma Balance Sheet in accordance with Crestar's instructions to CMS, subject to the assumptions and qualifications set forth on Schedule 4.05(c).

         (d) Subject to the final sentences of each of Section 4.05(a) and
Section 4.05(b), and to Schedule 4.05(c), (i) the United States Financial Statements and Ecuadorian Financial Statements fairly present the financial position of the Company, as of the dates specified therein, and (ii) there is no debt, guaranty or, to the Knowledge of CMS and Seller (including Knowledge based on the Operator's written response to a request from CMS for such information in connection with this Agreement), liability or obligation of the Company of any nature, and of the type required to be included in the United States Financial Statements or the Ecuadorian Financial Statements in accordance with generally accepted accounting principles as used in the United States or Ecuador, as applicable, except to the extent accurately and adequately set forth or reserved against in the United States Financial Statements or the Ecuadorian Financial Statements, as applicable. Except as set forth on Schedule 4.05(d), since the date of the most recent United States Financial Statements and the Ecuadorian Financial Statements of the Company provided under this Agreement:

                  (x) to the Knowledge of CMS and Seller (including Knowledge based on the Operator's written response to a request from CMS for such information in connection with this Agreement), there has been no change in the assets, liabilities or financial condition of the Company from that reflected in the United States Financial Statements except for changes in the ordinary course of the Business which in the aggregate do not have a Material Adverse Effect; provided that the Parties agree that events, conditions, occurrences or changes that generally relate to the international or Ecuadorian oil and gas industry (such as, without limitation, decreases in the prices received by the Company for crude oil), or to the economy or the political situation in Ecuador do not and shall not constitute a Material Adverse Effect;

                  (y) to the Knowledge of CMS and Seller (including Knowledge based on the Operator's written response to a request from CMS for such information in connection with this Agreement), none of the Business, financial condition, operations, property or affairs of the Company has been affected by any occurrence or development, individually or in the aggregate, whether or not insured against except for changes in the ordinary course of the Business which in the aggregate do not have a Material Adverse Effect; provided that the Parties agree that events, conditions, occurrences or changes that generally relate to the international or Ecuadorian oil and gas industry (such as, without limitation, decreases in the prices received by the Company for crude oil), or to the economy or the political situation in Ecuador do not and shall not constitute a Material Adverse Effect; and

                  (z)      the Company has not:

                           (A)      issued any stock, bond or other security;

                           (B) borrowed any amount or, to the Knowledge of CMS
                  and Seller, incurred or become subject to any liability (absolute, accrued or contingent), except current liabilities incurred and liabilities under contracts entered into in the ordinary course of the Business and except for intercompany obligations with respect to which the Company has no liability as of the Closing Date;

                           (C) discharged or satisfied any lien or encumbrance
                  or incurred or paid any obligation or liability (absolute, accrued or contingent) other than current liabilities shown on either the United States Financial Statements or the Ecuadorian Financial Statements and current liabilities incurred since the date of the United States Financial Statements or the Ecuadorian Financial Statements in the ordinary course of the Business and other than intercompany obligations with respect to which the Company has no liability as of the Closing Date;

                           (D) declared or made any dividend, payment or
                  distribution to security holders or purchased or redeemed any share of its capital stock or other securities, other than distributions to CMS and/or Seller in the ordinary course of the Business;

                           (E) mortgaged, pledged, encumbered or subjected to
                  lien any of its assets, tangible or intangible, other than liens of current real property Taxes not yet due and payable;

                           (F) sold, assigned or transferred any of its assets
                  except in the ordinary course of the Business, or canceled any debt or claim except for intercompany obligations with respect to which the Company has no liability as of the Closing Date;

                           (G) sold, assigned, transferred or granted any
                  exclusive license with respect to any patent, trademark, trade name, service mark, copyright, trade secret or other intangible asset;

                           (H) waived any right of substantial value or, to the
                  Knowledge of CMS and Seller, suffered any loss of property whether or not in the ordinary course of the Business;

                           (I) made any change in officer compensation except in
                  the ordinary course of the Business and consistent with past practice;

                           (J) made any material change in the Business or
                  manner of operations of the Company;

                           (K) entered into any transaction except in the
                  ordinary course of the Business or in connection with the transactions contemplated by this Agreement;

                           (L) incurred any indebtedness or obligations to CMS,
                  Seller or any Affiliate except for intercompany obligations with respect to which the Company has no liability as of the Closing Date; or

                           (M) entered into any commitment (contingent or
                  otherwise) to do any of the foregoing.

                  (e) Attached hereto as Schedule 4.05(e) are true, correct and complete copies of the audited financial statements of CMS for the year ended December 31, 1999 (the "CMS Financial Statements"). The CMS Financial Statements fairly present the financial position of CMS and the results of its operations and changes in financial position as of the dates and for the periods indicated therein and have been prepared in accordance with generally accepted accounting principles as used in the United States, consistently applied.

         4.06     Material Contracts.

                  (a) Schedule 4.06(a) lists the Subject Contracts, the Joint Operating Agreement and any other written agreement or contract of the type described below to which the Company is a party (collectively, the "Company Material Contracts"):

                           (i) any guarantees by the Company of any obligation
                  of CMS, Seller, or any of their respective Affiliates or any other Person;

                           (ii) any employment agreement that is not terminable
                  at the will of the Company or any employment agreement between the Company and any expatriates;

                           (iii) any agreement for capital expenditures or the
                  acquisition or construction of fixed assets which requires future payments;

                  (iv) any collective bargaining agreement with any labor union;

                           (v) any agreement granting to any Person a right of
                  first refusal, option, subscription right, or other preferential right to purchase or acquire any of the Shares or any other security or asset of the Company;

                           (vi) agreements, contracts, indentures or other
                  instruments relating to the borrowing, or the guarantee of any borrowing, by the Company;

                           (vii) any agreement for the purchase or sale, or for
                  the transportation, processing, refining, storage and handling of natural gas, natural gas liquids, crude oil or condensate with a term of more than 90 days;

                           (viii) any amendment or novation to, or any agreement
                  for the sale of any interest in any Company Material Contract;

                           (ix) any agreement for the sale of any asset (other
                  than sales of crude oil, natural gas and/or associated products in the ordinary course of the Business with a term of 90 days or less), of the Company having a value of more than US $250,000 (or the equivalent in local currency);

                           (x) any agreement which constitutes a lease under
                  which the Company is the lessor or lessee of real or personal property which lease (A) cannot be terminated by the Company without penalty upon not more than 30 days notice and (B) involves an annual base rental in excess of US $100,000 (or equivalent in local currency);

                           (xi) any agreement with CMS, Seller or their
                  respective Affiliates relating to the provision of goods or services or the payment of funds or the advancing or borrowing of money;

                           (xii) any agency, consultancy or similar agreement
                  which requires payment in excess of US $100,000 per annum (or the equivalent in local currency) and which cannot be terminated by the Company without penalty upon not more than 30 days notice;

                           (xiii) any agreement which (A) involves future
                  payment by or to the Company in excess of US $500,000 (or equivalent in local currency) and (B) is not an agreement entered into in the ordinary course of owning, operating and developing oil and gas properties and transporting and marketing production therefrom in connection with any of Company Material Contracts or the OCP Agreements;

                           (xiv) any agreement, which grants or purports to
                  grant an overriding royalty interest, a net profits interest, or other similar non-executory interest, or which establishes an incentive compensation plan, encumbering or burdening the Company's interest in the Company Material Contracts or the OCP Agreements, other than the Amato Interest;

                           (xv) any operating agreements, bidding agreements,
                  areas of mutual interest agreements, confidentiality agreements and areas of exclusion agreements;

                           (xvi) any tax sharing or tax allocation agreement;

                           (xvii) any agreements granting to the Company an
                  interest in a contract, concession, or lease to explore for, develop, produce and export petroleum; or

                           (xviii) any rights of way, easements or other
                  usufructory rights.

                  (b) Based solely on the Operator's written response to a request from CMS for information in connection with this Agreement,
         Schedule 4.06(b) lists any written contracts or agreements of the type described in Section 4.06(a)(i) through (xviii) inclusive, other than Company Material Contracts, to which the Company is not a party but by which the Company or its assets are bound (the "Other Material Contracts"); provided that in the case of Other Material Contracts of the type described in Section 4.06(a)(iii) and (vi), only such agreements in excess of US$500,000 (or the equivalent in local currency) shall be listed.

                  (c) Schedule 4.06(c) lists the leases, agreements or other contracts, to which the Company is a party or by which its assets or properties are bound, which will be released or terminated at or prior to Closing without liability to the Company.

                  (d) Except as set forth in Schedule 4.06(d), (i) the Company Material Contracts and, to the Knowledge of CMS and Seller, the Other Material Contracts, are sufficient to allow the Company to conduct the Business consistent in all material respects with the Company's past practices; (ii) the execution of each of the Company Material Contracts was duly authorized by the Company and each of the Company Material Contracts was entered into without any default of the Company; (iii) to the Knowledge of CMS and Seller, each of the Company Material Contracts is a valid and subsisting agreement, duly authorized and in full force and effect; (iv) neither the Company nor, to the Knowledge of CMS and Seller, any other party to any Company Material Contract, is in default (with due notice or lapse of time or both) with respect to such Company Material Contract; (v) there is no anticipated default by the Company under any Company Material Contract or, to the Knowledge of CMS and Seller, any other party to any Company Material Contract; and (vi) to the Knowledge of CMS and Seller, no claim has been asserted, or threatened to be asserted, adverse to its interests in the Company Material Contracts. CMS and Seller have delivered to Buyer true and correct copies of all Company Material Contracts.

                  (e) Except as set forth in Schedule 4.06(e), to the Knowledge of CMS and Seller, (i) each of the Other Material Contracts is a valid and subsisting agreement, duly authorized and in full force and effect;
         (ii) the Company is, and the Operator is, where applicable, in full compliance with the terms of the Other Material Contracts; and (iii) with respect to each Other Material Contract neither the Company nor any other party is in default (with due notice or lapse of time or both).

                  (f) To the Knowledge of CMS and Seller (including Knowledge based on the Operator's written response to a request from CMS for such information in connection with this Agreement), Schedule 4.06(f) lists accurately and completely the most current drafts of the OCP Agreements, copies of which have been provided to Buyer or Crestar. Except as listed on Schedule 4.06(f), and except in connection with the transactions contemplated by this Agreement, the Company is not currently engaged in the negotiation of any leases, agreements or other contracts which would be a Company Material Contract or Other Material Contract if executed by or on behalf of the Company.

         4.07 Absence of Certain Changes. Subject to Schedule 4.05(c), and except as set forth on Schedule 4.07 or as reflected in either the United States Financial Statements or the Ecuadorian Financial Statements, and except as a result of matters relating to or resulting from this Agreement, since the Effective Date, the Business has been conducted in the ordinary course and substantially in the manner as previously conducted, and there has not been any event, condition, occurrence or change in the Business or the financial condition or results of the operations of the Company that would have a Material Adverse Effect; provided that the Parties agree that events, conditions, occurrences or changes that generally relate to the international or Ecuadorian oil and gas industry (such as, without limitation, decreases in the prices received by the Company for crude oil), or to the economy or the political situation in Ecuador do not and shall not constitute a Material Adverse Effect.

         4.08 Employees. The Company currently has no employees nor has it ever had employees. The Company does not administer or sponsor any employee pension benefit plan or employee welfare benefit plan. For the purposes of this Section 4.08, an employee pension benefit plan includes any plan, fund, or program providing either retirement income to employees, former employees or their beneficiaries or a deferral of income to employees, former employees or their beneficiaries beyond termination of employment. Also, for purposes of this
Section 4.08, an employee welfare benefit plan includes any plan, fund or program providing employees, former employees or their beneficiaries with health, sickness, accident, disability, death, unemployment, or other similar benefits. Except for Amato Interest and for benefits provided under Plan B by CMS from revenue attributable to the Subject Contracts, the Company does not currently nor has it ever provided compensation, bonus, incentive payment or other types of benefits for any employee or former employee of any Person, including, any current or former Affiliate of the Company.

         4.09 Insurance. Schedule 4.09 contains a list of all policies of property damage, liability, and other forms of insurance of any kind or character (other than officer's and director's liability policies) which cover occurrences as of, or claims made on or prior to, the date hereof and maintained by CMS, Seller or the Company under any of the Company Material Contracts or any of their respective Affiliates to the extent applicable to the Company.

         4.10 Litigation. Except as set forth in Schedule 4.10, (i) there are no lawsuits, arbitrative proceedings, bankruptcy proceedings, or other legal proceedings at Law or in equity pending, or to the Knowledge of CMS and Seller threatened, against the Company, its assets or properties (including its interests in the Company Material Contracts), or otherwise relating to the conduct of the Business, and, to the Knowledge of CMS and Seller (including Knowledge based on the Operator's written response to a request from CMS for such information in connection with this Agreement), there is no basis for any of the foregoing; (ii) to the Knowledge of CMS and Seller, there are no Third Party Claims or governmental investigations pending against the Company, its assets or properties, (iii) none of CMS, Seller or the Company has received any notice of default under any Company Material Contract; (iv) none of CMS, Seller, or the Company is in default with respect to any order, writ, injunction or decree relating to the Business known to or served upon CMS, Seller or the Company of any court or of any national, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign; and (v) there is no action or suit by the Company pending, threatened or contemplated against others.

         4.11 Liability for Brokers' Fees. Neither Buyer, Crestar nor the Company will, directly or indirectly, incur any liability or expense as a result of (i) any undertakings or agreements of CMS and/or Seller for brokerage fees, finder's fees, agent's commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby or (ii) costs incurred by the Operator as a result of responding to requests for information by CMS and/or Seller in connection with this Agreement and the transactions contemplated hereby.

         4.12 Compliance with Laws. Except as listed in Schedule 4.12, the Company has not received any written notice of any violation of any applicable Law (including any applicable Environmental Law) other than such violations, as would not have a Material Adverse Effect. To the Knowledge of CMS and Seller, except as listed in Schedule 4.12, (i) the Company has complied with all Laws applicable to the Business, its operations, properties, assets, products and services, (ii) the Company has all necessary permits, licenses and other authorizations required to conduct the Business as currently conducted, and
(iii) the Company has been operating the Business pursuant to and in compliance with the terms of all such permits, licenses and other authorizations. To the Knowledge of CMS and Seller, the Company and the Operator are each in compliance with all applicable Environmental Laws. The Company has not entered into or agreed to any court decree or order and, to the Knowledge of CMS and Seller, is not subject to, any judgment, decree or order relating to compliance or non-compliance with any applicable Environmental Laws. To the Knowledge of CMS and Seller, the Operator has not entered into or agreed to any court decree or order and is not subject to, any judgment, decree or order relating to compliance, which affects the Company, the Business, the Subject Contracts or the Joint Operating Agreement, with any applicable Environmental Laws.

         4.13 Consents and Preferential Rights. Except as disclosed in Schedule 4.13, no consents are required to be obtained by CMS, Seller or the Company in connection with the transfer of the Shares to Buyer. There are no preferential purchase rights applicable to the transfer of the Shares to Buyer.

         4.14 Taxes.

                  (a) All returns and reports of or with respect to any Tax which are required to be filed on or before the Closing Date by or with respect to the Company ("Tax Returns") have been or will be duly and timely filed, and no extensions with respect to such Tax Returns have (or as of the Closing Date will have) been requested or granted.

                  (b) The Company has as of the Effective Date paid all Taxes due, or claimed by any taxing authority to be due, from or with respect to it, except Taxes that are being contested in good faith by appropriate legal proceedings and for which the non-payment would not have a Material Adverse Effect.

                  (c) There has been no material issue raised in connection with any of the Tax Returns nor are there any material Taxes that are being contested through appropriate legal proceedings by or with any taxing authority in connection with any of the Tax Returns.

                  (d) The Company has (and as of the Closing Date will have) made all material deposits required with respect to Taxes.

                  (e) No waiver or extension of any statute of limitations as to any Tax matter has been given by or requested from the Company.

                  (f) Seller is a business entity that is classified, for United States federal tax purposes, as a corporation under United States Treasury Regulation Section 301.7701-3, and neither Seller nor its direct or indirect shareholders has or shall file an election with the Internal Revenue Service to treat Seller, for United States federal tax purposes, as an entity other than as a corporation effective for any period on or before the Closing Date.

                  (g) CMS, Seller and the Company have converted the exchange losses incurred by the Company in the conduct of its Business to Tax benefits on the Records of the Company, and to the Knowledge of CMS and Seller, such converted exchange losses are duly recognized as Tax benefits of the Company by the appropriate Governmental Authorities in Ecuador.

                  (h) The net operating loss carry forward and other tax benefits on the Records of the Company as of the Effective Date are as set forth on Schedule 4.14(h) attached hereto. The Parties agree that no representation or warranty is being made regarding (i) the tax consequences or results to Crestar, Buyer, the Company or any other Person of such net operating loss carry forward and other tax benefits, or (ii) the tax treatment accorded such net operating loss carry forward and other tax benefits by any Governmental Authority.

         4.15 Company Assets. The Company holds its interests in the Company Material Contracts free and clear of mortgages, pledges, security interests, liens, charges and other encumbrances, subject only to (i) the Amato Interest,
(ii) matters arising in the ordinary course of the Business, (iii) matters arising in connection with the OCP Project, and (iv) the Permitted Encumbrances.
Schedule 4.15 lists each well which the Company, directly or indirectly, holds or has a right to use in the conduct of its Business. To the Knowledge of CMS and Seller, the tangible personal property, which the Company, directly or indirectly, holds or has the right to use, including without limitation the assets listed on Schedule 4.15, is sufficient to allow the Company to conduct its Business consistent in all material respects with the Company's past practices.

         4.16     Oil and Gas Matters

                  (a) Except as set forth in Schedule 4.16(a), to the Knowledge of CMS and Seller (including Knowledge based on the Operator's written response to a request from CMS for such information in connection with this Agreement):

                           (i) the Company has, directly or indirectly through
                  Operator, the contracts, permits, rights of way, entitlements and other authorizations necessary to conduct its Business in accordance in all material respects with the Company's past practices;

                           (ii) such contracts, permits, rights of way,
                  entitlements and other authorizations are in full force and effect and are, directly or indirectly, through the Operator, enforceable by the Company; and

                           (iii) the Company and the Operator are in full
                  compliance with such contracts, permits, rights of way, entitlements and other authorizations, where applicable, and have not received any notice of non-compliance concerning such contracts, permits, rights of way, entitlements and other authorizations.

                  (b) Schedule 4.16(b) sets out a true, correct and complete list and a brief description of all unfulfilled work commitments and expenditure obligations (including without limitation any work commitments and expenditure obligations to any Governmental Authority or PETROECUADOR) arising from (i) the Company's interest in the Company Material Contracts, (ii) to the Knowledge of CMS and Seller, Other Material Contracts, or (iii) to the Knowledge of CMS and Seller, with respect to the Operator's activities regarding the OCP Project. Except as disclosed in Schedule 4.16(b), the Company has, and to the Knowledge of CMS and the Seller, the Operator has, fulfilled all such work commitments and expenditure obligations, and there are no pending or threatened Third Party Claims arising therefrom.

                  (c) Excluding actions taken on behalf of the Company by the Operator, (i) the Company has not affirmatively taken any action in contravention of its obligations to landowners, including indigenous peoples, in the areas subject to the Company Material Contracts; (ii) the Company has not affirmatively taken any action in contravention of its obligations to Governmental Authorities having jurisdiction over the areas subject to the Company Material Contracts; and (iii) the Company has not affirmatively taken any action resulting in outstanding debts or claims pending or, to the Knowledge of CMS and Seller, threatened in relation to such obligations to landowners and/or Governmental Authorities. To the Knowledge of CMS and Seller, (x) the Company and the Operator are in full compliance with all obligations to landowners, including indigenous peoples, in the areas subject to the Company Material Contracts; (y) the Company and the Operator are in full compliance with all obligations to Governmental Authorities having jurisdiction over the areas subject to the Company Material Contracts; and (z) there are no outstanding debts or claims pending or threatened in relation to such obligations to landowners and/or Governmental Authorities.

         4.17 Loans and Advances. Except as set forth in Schedule 4.17, as of the Closing Date, the Company does not have any outstanding loans or advances to any Person and is not obligated to make any such loans or advances.

         4.18      Assumptions, Guaranties, Etc. of Indebtedness of Other
Persons.

                   (a) Except as set forth on Schedule 4.18, the Company has not assumed, guaranteed, endorsed or otherwise become directly, indirectly, or contingently liable on any indebtedness or obligations of any other Person (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor, or otherwise to assure the creditor against loss), except for guaranties by endorsement of negotiable instruments for deposit or collection in the ordinary course of the Business. In particular the Company has not assumed, guaranteed, endorsed or otherwise become directly, indirectly, or contingently liable on any indebtedness or obligations under Plan B, nor are the Company Material Contracts directly, indirectly, or contingently burdened or encumbered under Plan B.

                   (b) Except as set forth on Schedule 4.18, neither CMS nor Seller has assumed, guaranteed, endorsed or otherwise become directly, indirectly, or contingently liable on any indebtedness or obligations of the Company.

         4.19 No Intentional Concealment. Except as set forth on Schedule 4.19, neither CMS, Seller nor the Company has intentionally concealed or withheld from Crestar and the Buyer (i) any Records regarding the Company and the Business, or
(ii) any information that would constitute a breach of the representations of CMS or the Seller under this Agreement or under any other document executed by CMS or Seller in connection herewith.

         4.20 Officers and Directors. Set forth in Schedule 4.20 is a true, correct and complete list of the names of the officers and directors of the Company and all Persons holding special or general powers of attorney to act for the Company. None of such Persons has an employment agreement or understanding, whether oral or written, with the Company, which is not terminable on notice by the Company without cost or other liability to the Company.

         4.21 Transactions With Affiliates. Except for the Company Material Contracts, no director, officer, employee or shareholder of the Company, or member of the immediate family of any such Person, or any corporation, partnership, trust or other entity in which any such Person, or any member of the immediate family of any such Person, is an officer, director, trustee, partner or holder of more than 5% of the outstanding capital stock or other equity interest thereof, is a party to any transaction with the Company, or to the Knowledge of CMS and Seller, with the Operator, including any contract, agreement or other arrangement providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payments to any such Person or firm, other than employment-at-will arrangements in the ordinary course of the Business.

         4.22 No Corrupt Practices. With respect to the Company and the Business, the Company, CMS and Seller have not taken any action which would cause them to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

         4.23 Corporate Records. The minute books and share registers of the Company are substantially correct and complete, and have been maintained in accordance with good business practice and all applicable Laws.

         4.24 Banking. Schedule 4.24 is a true, correct and complete list of names and addresses of all banks or other financial institutions in which the Company has an account, deposit or safe-deposit box, with the names of all persons authorized to draw on these accounts or deposits or to these boxes.


                                   ARTICLE V

               REPRESENTATIONS AND WARRANTIES OF CRESTAR AND BUYER

         Buyer and Crestar, jointly and severally, represent and warrant to CMS and Seller as of the Closing Date as follows:

         5.01 Corporate Existence and Qualification. Each of Crestar and Buyer is a corporation or company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Buyer is duly licensed, qualified and authorized to conduct business and is in good standing under the Laws of each jurisdiction where such license, qualification or authorization is required to carry on its business as presently conducted or as contemplated to be conducted following the consummation of the transactions contemplated by this Agreement. Buyer has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as presently conducted and as contemplated to be conducted following the consummation of the transactions contemplated by this Agreement.

         5.02 Authority, Approval and Enforceability. Each of Crestar and Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution and delivery of this Agreement by Crestar and Buyer and the performance of the transactions contemplated hereby by Crestar and Buyer have been duly and validly approved by the respective Boards of Directors of Crestar and Buyer and by any other corporate action necessary on behalf of Crestar and Buyer. This Agreement and the other documents required to be executed by Crestar and Buyer and delivered at Closing pursuant to this Agreement have been duly executed and delivered on behalf of Crestar and Buyer and constitute the legal, valid and binding obligation of Crestar and Buyer enforceable in accordance with its terms, subject to Creditor's Right.

         5.03 No Default or Consents. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will:

                  (a) conflict with, result in a breach, constitute a default (with notice of lapse of time or both) or violation of the articles, by-laws or other similar formation documents of Crestar or Buyer; or

                  (b) conflict with or result in a material breach, default or violation of any applicable Law or any written agreement, document, instrument, judgment, decree, order, governmental permit, certificate or license to which Crestar or Buyer is a party or is subject.

         5.04 Capability. To the Knowledge of Crestar and Buyer, the administrative, technical or financial capability of Crestar and Buyer are sufficient to enable the Company after the transfer of Shares contemplated by this Agreement to perform its obligations under the Company Material Contracts.

         5.05 Liability for Brokers' Fees. Neither CMS nor Seller will, directly or indirectly, incur any liability or expense as a result of any undertakings or agreements of Crestar and/or Buyer for brokerage fees, finder's fees, agent's commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

         5.06 No Corrupt Practices. With respect to the Company, the Business and the transactions contemplated by this Agreement, Crestar and Buyer have not taken any action which would cause them to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

         5.07 Investment. Buyer is an accredited investor as defined in Regulation D of the Securities Act of 1933, as amended, and is acquiring the Shares for its own account, for investment and not with a view to, or for offer of resale in connection with, a distribution thereof within the meaning of the Securities Acts of 1933, as amended, and the rules and regulations thereunder or a distribution thereof in violation of any applicable securities laws.


                                   ARTICLE VI
                              DELIVERIES AT CLOSING

         6.01 Deliveries to Seller. Crestar and Buyer shall deliver or cause to be delivered at Closing to Seller and all of the following, any one or more of which may be waived in writing in whole or in part by Seller:

                   (a) Purchase Price. The Preliminary Purchase Price, no later than 4:00 p.m., Houston, Texas time, on the Closing Date, by wire transfer of immediately available funds to the account specified in
         Schedule 6.01(a) (the "Designated Account");

                   (b) Officers' Certificate. A certificate dated as of the Closing Date and signed by the Secretary or any Assistant Secretary of each of Crestar and Buyer, certifying the accuracy and completeness of the copies of, as well as the current effectiveness of, the resolutions to be attached thereto of the Board of Directors (or any committee thereof) of Crestar and

         Buyer, respectively, authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, as well as to the incumbency of the officers executing this Agreement and any other documents required to be delivered at Closing pursuant to this Agreement;

                   (c) Legal Opinions. Legal opinions addressed to CMS and Seller from legal counsel of Crestar and Buyer in the forms attached hereto as Schedule 6.01(c);

                   (d) Notification Letter. A letter executed by Buyer to the appropriate Governmental Authorities (the "Notification Letter") notifying them that:

                           (i) Buyer will acquire the Shares of the Company,
                  which is a party to the Block 16 consortium;

                           (ii) the Company will change its name;

                           (iii) although there will be no transfer of rights
                  under the Subject Contracts, there is a change of control of the Company which is party to the Subject Contracts and, therefore, both CMS and Crestar are willing to pay a transfer charge equal to the "transfer fees" that would have been payable pursuant to a transfer of rights under the Subject Contracts; and

                           (iv) the parent company guarantee issued by CMS on
                  November 14, 1996 will be replaced by a guarantee issued by Crestar;

                  (e) Crestar Guarantee. An original of the Crestar Guarantee duly executed by Crestar, as required pursuant to Section 8.03;

                  (f) Payment Instructions. The instruction letters duly executed by the Buyer and the Company as required pursuant to Section 8.10; and

                  (g) Other. Any other documents required to be delivered by Crestar or Buyer at Closing pursuant to the terms of this Agreement.

         6.02 Deliveries to Buyer. CMS and Seller shall deliver or cause to be delivered at Closing to Buyer all of the following, any one or more of which may be waived in writing in whole or in part by Crestar and Buyer:

                  (a) Share Certificates. With respect to the Shares, one or more stock certificates representing such Shares, duly endorsed for transfer to Buyer or accompanied by stock powers duly executed in blank;

                  (b) Officers' Certificate. A certificate dated as of the Closing Date and signed by the Secretary or an Assistant Secretary of each of CMS and Seller, certifying the accuracy and completeness of the copies of, as well as the current effectiveness of, the resolutions to be attached thereto of the Board of Directors (or any committee thereof) of CMS and Seller, respectively, and any necessary shareholder authorization of Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, as well as to the incumbency of the officers executing this Agreement on behalf of CMS and Seller and any other documents required to be delivered at Closing pursuant to this Agreement;

                  (c) Resolutions and Resignations. The following items: (i) a resolution of the Board of Directors of the Company appointing the nominees of Buyer as new directors, such appointment to take effect as of the close of business on the Closing Date, and revoking all outstanding powers of attorney to act for the Company, other than the power of attorney of Dr. Francisco Roldan Cobo and Dr. Jose M. Perez A., and (ii) the resignations, effective as of the close of business on the Closing Date, of all of the members of the Board of Directors and all officers of the Company and of the Persons having signatory authority over the bank accounts listed on Schedule 4.24;

                  (d) Legal Opinions. Legal opinions addressed to Crestar and Buyer from Vinson & Elkins, L.L.P. and other legal counsel (Cayman and Ecuador) for CMS, Seller and the Company, in the forms attached hereto as Schedule 6.02(d);

                  (e) Charter Documents. A certificate dated as of the Closing Date and signed by the Secretary or Assistant Secretary of the Company certifying that attached thereto are true, correct and complete copies of the charter and related documents for the Company as amended as of the Closing Date and that no action to further amend such documents or to dissolve the Company has occurred;

                  (f) Notification Letter. An original of the Notification Letter executed by Seller, and a notice letter, in a form reasonably acceptable to the Parties, notifying YPF-Repsol, OPIC and Murphy-Canam of the sale of the Company;

                  (g) Termination of Contracts. Evidence reasonably satisfactory to Crestar and Buyer that CMS and Seller have terminated or released the leases, agreements and other contracts listed on Schedule 4.06(c) at no cost to the Company;

                  (h) Financial Matters. A certificate dated as of the Closing Date and signed by the chief financial officer of each of CMS and Seller certifying to (i) any cash amounts contributed by Seller to the Company during the Adjustment Period, and (ii) the amount of any cash dividends or distributions by the Company to Seller during the Adjustment Period;

                  (i) Operator Responses. Copies of each written request for information to the Operator relating to this Agreement and the response of the Operator thereto; and

                  (j) Other. All other documents required to be delivered by CMS or Seller at Closing pursuant to terms of this Agreement.

                                  ARTICLE VII
                                   TAX MATTERS

         7.01     Preparation and Filing of Tax Returns.

                  (a) Seller shall prepare all Tax Returns of the Company to be filed for any period prior to the Effective Date including, but not limited to the Tax Returns to be filed in Ecuador for calendar year 1999. CMS and Seller have filed the 1999 Tax Returns for the Company and CMS and Seller have delivered to Crestar and Buyer a copy of such Tax Returns. If the aggregate amount of Tax due exceeds the amount reflected on such Tax Returns, CMS and Seller shall pay to Crestar and Buyer the amount of such excess Tax not less than five days following written notice to CMS and Seller of payment by the Company of such excess Tax (together with reasonable supporting documentation). Crestar and Buyer shall prepare the Tax Returns to be filed in Ecuador by the Company for calendar year 2000, subject to the provisions of Section 7.01(b). Crestar and Buyer shall be solely responsible for all Taxes of the Company for calendar year 2000.

                  (b) Any Tax Return to be prepared pursuant to the provisions of this Article VII shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns, except for changes required by changes in Law.

                  (c) Crestar and Buyer shall not take any action, or allow the Company to take any action, on or after the Closing Date, that would increase the liability of CMS and Seller or its direct or indirect shareholders for Taxes during the period of time prior to or ending on the Closing Date. Neither CMS nor Seller shall take any action that would increase the liability of the Company or Crestar and Buyer for Taxes during the period of time following the Closing Date.

         7.02 Access to Information.

                  (a) CMS and Seller shall grant to Crestar and Buyer (or their designees) access at all reasonable times to all of the information, books and records relating to the Company within the possession of CMS and Seller (including work papers and correspondence with taxing authorities), and shall afford Buyer (or its designees) the right (at Crestar's and Buyer's expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Crestar and Buyer (or their designees) to prepare Tax Returns, to conduct negotiations with, to implement the provisions of, and to investigate, prosecute, or defend any claim, suit or proceeding relating to Tax.

                  (b) Crestar and Buyer shall grant or cause the Company to grant to CMS and Seller (or their designees) access at all reasonable times to all of the information, books and records relating to the Company within the possession of Crestar, Buyer or the Company (including work papers and correspondence with Tax authorities), and shall afford Seller (or their designees) the right (at CMS' and Seller's expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit CMS and Seller (or their designees) to prepare Tax Returns, to conduct negotiations with Tax authorities, and to implement the provisions of, or to investigate or defend any claims between the Parties arising under, this Agreement.

                  (c) Each of the Parties will preserve and retain all schedules, work papers and other documents relating to any Tax Returns of or with respect to the Company or to any claims, audits or other proceedings affecting the Company until the expiration of the statute of limitations (including extensions) applicable to the taxable period to which such documents relate or until the final determination of any controversy with respect to such taxable period, and until the final determination of any payments that may be required with respect to such taxable period under this Agreement.

                  (d) Each of the Parties shall cooperate with each other in the conduct of any audit or other similar proceedings and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out this intent. Each of the Parties, shall each promptly give written notice to the others of any examination, audit, inquiry, or proposed or actual assessment by a Governmental Authority covering any potential liability for Taxes where a right may exist of one Party to demand payment for such Tax from, or be indemnified by, the other Party.

         7.03 Indemnification by CMS and Seller. CMS and Seller hereby agree, jointly and severally, to protect, defend, indemnify and hold harmless Buyer and the Company from and against, and agrees to pay, (i) any Taxes of the Company attributable to the time period prior to the Effective Date, and (ii) any Taxes of Seller and of any entity (other than the Company) that is or was an Affiliate of Seller at any time on or prior to the Closing Date. Notwithstanding anything to the contrary in this Agreement, no claim shall be permitted under this
Section 7.03 unless such claim is first made on or prior to the expiration of three (3) years from the date of filing the Ecuadorian income Tax Return for the Company for the year ended December 31, 1999. Notwithstanding anything to the contrary in this Agreement, no claim shall be permitted under this Section 7.03 to the extent such claim relates to or arises in connection with a Purchase Price Adjustment Matter.

         7.04 Buyer Indemnification. Crestar and Buyer hereby, jointly and severally, agree to protect, defend, indemnify and hold harmless Seller from and against, and agrees to pay (i) any Taxes of the Company attributable to the time period on or after the Effective Date, and (ii) any liability arising from a breach by Buyer of its covenants in Section 7.01(b) or (c).

         7.05 Indemnification Procedures.

                  (a) If a claim shall be made by any Tax authority that, if successful, would result in the indemnification of a party under this Agreement (referred to herein as the "Tax Indemnified Party"), the Tax Indemnified Party shall promptly notify the party obligated under this Agreement to so indemnify (referred to herein as the "Tax Indemnifying Party") in writing of such fact.

                  (b) The Tax Indemnified Party shall take such action in connection with contesting such claim as the Tax Indemnifying Party shall request in writing from time to time, including the selection of counsel and experts and the execution of powers of attorney; provided that (i) within 30 days after the notice described in Section 7.05(a) has been delivered (or such earlier date that any payment of Taxes is due by the Tax Indemnified Party but in no event sooner than 5 days after the Tax Indemnifying Party's receipt of such notice), the Tax Indemnifying Party requests that such claim be contested, (ii) the Tax Indemnifying Party shall have agreed to pay to the Tax Indemnified Party all costs and expenses that the Tax Indemnified Party incurs in connection with contesting such claim, including, without limitation, reasonable attorneys' and accountants' fees and disbursements, and (iii) if the Tax Indemnified Party is requested by the Tax Indemnifying Party to pay the Tax claimed and sue for a refund, the Tax Indemnifying Party shall have advanced to the Tax Indemnified Party, on an interest-free basis, the amount of such claim. The Tax Indemnified Party shall not make any payment of such claim for at least 30 days (or such shorter period as may be required by applicable Law) after the giving of the notice required by Section 7.05(a), shall give to the Tax Indemnifying Party any information reasonably requested relating to such claim, and otherwise shall cooperate with the Tax Indemnifying Party in good faith in order to contest effectively any such claim.

                  (c) Subject to the provisions of Section 7.05(b), the Tax Indemnified Party shall only enter into a settlement of such contest with the applicable taxing authority or prosecute such contest to a determination in a court or other tribunal of initial or appellate jurisdiction as instructed by the Tax Indemnifying Party.

                  (d) If, after actual receipt by the Tax Indemnified Party of an amount advanced by the Tax Indemnifying Party pursuant to Section 7.05(b)(iii), the extent of the liability of the Tax Indemnified Party with respect to the claim shall be established by the final judgment or decree of a court or other tribunal or a final and binding settlement with an administrative agency having jurisdiction thereof, the Tax Indemnified Party shall promptly repay to the Tax Indemnifying Party the amount advanced to the extent of any refund received by the Tax Indemnified Party with respect to the claim together with any interest received thereon from the applicable taxing authority and any recovery of legal fees from such taxing authority, net of any Taxes as are required to be paid by the Tax Indemnified Party with respect to such refund, interest or legal fees (calculated at the maximum applicable statutory rate of Tax without regard to any other Tax Items). Notwithstanding the foregoing, the Tax Indemnified Party shall not be required to make any payment hereunder before such time as the Tax Indemnifying Party shall have made all payments or indemnities then due with respect to the Tax Indemnified Party pursuant to this Agreement.

         7.06 Conflict. In the event of a conflict between the provisions of this Article VII and any other provisions of this Agreement, this Article VII shall control.


                                  ARTICLE VIII

             ADDITIONAL AGREEMENTS OF CRESTAR, BUYER, CMS AND SELLER

         8.01 Adjustments to Purchase Price. The Purchase Price shall be adjusted in accordance with this Section 8.01 and Section 8.02 to reflect certain agreements of the Parties as well as to reflect the concept that revenues and operating expenses attributable to the Company prior to the Effective Date are for the account of Seller and that revenues and operating expenses attributable to the Company after the Effective Date are for the account of Buyer. The Purchase Price shall be (i) increased by any cash amounts contributed by Seller to the Company during the Adjustment Period, (ii) decreased by the amount of any cash dividends or distributions by the Company to CMS, Seller or any Affiliate of CMS during the Adjustment Period, (iii) increased by the amount of US$2,567,082 (representing an adjustment with respect to the Balance Sheet Items), (iv) decreased by US$2,927,400 (representing an adjustment with respect to the Quality Differential Matters) and (v) decreased by US$599,994 (representing an adjustment with respect to the Environmental Tax Matters).

         8.02 Settlement Statement.

                  (a) Within 90 days following the Closing Date, or as soon thereafter as possible, Seller shall prepare and deliver to Buyer a statement (the "Settlement Statement") setting forth (x) adjustments to the Purchase Price pursuant to clauses (i) and (ii) of Section 8.01 and showing the calculations thereof and (y) adjustments such that the Purchase Price shall be increased by any revenues received by and refunds or reductions in expenses of the Company after the Closing Date and attributable to the period prior to the Effective Date, and decreased by any operating expenses or capital expenditures payable and reductions in revenues receivable by the Company after the Closing Date and incurred in the ordinary course of the Business during the period prior to the Effective Date, and showing the calculations thereof; provided, however, that the adjustments described in this clause (y) shall include only incremental or decremental changes, as applicable, to the Balance Sheet Items.

                  (b) Within 10 days after Buyer's receipt of the proposed Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes to be made to such proposed Settlement Statement. The Parties shall undertake in good faith to agree on the Settlement Statement no later than 120 days after the Closing Date; provided, if Buyer and Seller shall be unable to agree on and Settlement Statement within such 120-day period, unless the Parties otherwise agree, the public accounting firm of Arthur Andersen LLC, or such other nationally recognized public accounting firm mutually acceptable to Buyer and Seller, shall be engaged to make its determination of the amount in dispute (and only such amount). Buyer and Seller shall each bear and pay one-half of the fees and other costs charged by such accounting firm.

                  (c) If any accounting firm is engaged as provided in Section 8.02(b), Seller and Buyer agree to provide such accounting firm with all books, records and other information relevant to the determination of the amount in dispute. Such accounting firm shall be instructed to use a materiality standard as such firm may determine to be reasonable under the circumstances, in light of the cost to be incurred and the amount in issue. Such accounting firm shall be instructed to make such calculations as soon as practicable, and in any event within 15 Business Days after the submission of such matter to such firm. The final determination of any of the aforesaid components of the Purchase Price pursuant to this Section 8.02(c) shall be binding on the Parties.

                  (d) The amount of the difference between the Preliminary Purchase Price paid by Buyer to Seller at the Closing and the Purchase Price as determined in accordance with this

         Section 8.02 (the "Adjusted Purchase Price"), shall be paid within five Business Days after its final determination by wire transfer in immediately available funds. Seller shall pay such amount to Buyer if the Preliminary Purchase Price paid exceeds the Adjusted Purchase Price. Buyer shall pay such amount to Seller if the Preliminary Purchase Price paid is less than the Adjusted Purchase Price. The Adjusted Purchase Price paid pursuant to this Section 8.02(d) shall be the final Purchase Price, and there shall be no further adjustment of the Purchase Price. Provided, however, that, for the avoidance of doubt, the preceding sentence shall not limit the indemnity obligations of the Parties under Article VII and Article IX.

         8.03 Replacement Guarantee.

         (a) On the Closing Date, Crestar shall deliver to CMS two executed guarantees of Crestar in the forms required of the parent company of the Company pursuant to the Subject Contracts (collectively, the "Crestar Guarantee"), to be used in replacement for the two guarantees issued by CMS on 14 November 1996 (collectively, the "CMS Guarantee"). CMS, Buyer and Crestar shall use all Reasonable Efforts to obtain from the relevant Governmental Authority (i) an unconditional release of the CMS Guarantee, and (ii) an acknowledgement of the change of control of the Company. CMS shall use Reasonable Efforts to assist Buyer and Crestar in changing the name of the Company, as contemplated by
Section 8.06.

         (b) CMS shall send a facsimile copy of the Crestar Guarantee to its local counsel in Ecuador with instructions to such local counsel to attempt to deliver such copy to the appropriate Governmental Authorities on the Closing Date. The original of the Crestar Guarantee shall be sent by messenger to CMS' local counsel in Ecuador. CMS shall instruct its local counsel in Ecuador to use all Reasonable Efforts, in coordination with the Buyer's local counsel in Ecuador, to deliver the original Crestar Guarantee to the appropriate Governmental Authorities and to obtain an acknowledgement of such Governmental Authorities that the CMS Guarantee has been released and that a change of control has occurred with respect to the Company.

         (c) Until such release has been delivered to CMS and its Affiliates, Buyer and Crestar, jointly and severally, shall indemnify CMS, Seller and their Affiliates from and against any and all Losses resulting from claims relating to or arising in connection with the CMS Guarantee (including, without limitation, Losses resulting from such claims brought by any Governmental Authority or any of the other parties to the Subject Contracts); provided, however, that no such indemnification shall be available with respect to a matter that would have been covered by Section 9.01(a)(iii) but for the fact that there was no Third Party Claim asserted against a Buyer Indemnified Party. Upon request from CMS or Seller, Buyer and Crestar shall deliver to CMS and Seller a document reasonably satisfactory to CMS and Seller further evidencing such indemnification obligations of Crestar and Buyer hereunder.

         8.04 Preservation of Books and Records; Access. For a period of seven
(7) years after the Closing Date, Crestar and Buyer shall (a) preserve and retain the Records and all other corporate, accounting, legal, auditing and other books and records of the Company (including, without limitation, any documents relating to any governmental or non-governmental actions, suits, proceedings or investigations) relating to the conduct of the business and operations of the Company prior to the Closing Date and (b) cause the Company to permit CMS and Seller and their authorized representatives to have reasonable access thereto and to meet with employees of Crestar, Buyer and the Company on a mutually convenient basis in order to obtain additional information and explanations with respect to Records. Notwithstanding the foregoing, during such seven-year period, Crestar, Buyer and the Company may dispose of any such Records, which are offered to, but not accepted by, Seller.

         8.05 Further Assurances. After the Closing, CMS, Seller, Crestar and Buyer will take all appropriate action and execute any documents or instruments of any kind that may be reasonably necessary to effectuate the intent of this Agreement. Without limiting the foregoing, CMS and Seller shall use their Reasonable Efforts to assist Crestar and Buyer in obtaining any required approvals by any Ecuadorian Governmental Authority for the transfer of Shares contemplated by this Agreement.

         8.06 Change of Name. Within 90 days following the Closing Date or as soon thereafter as practicable, Crestar and Buyer shall cause the Company to change its name in the Cayman Islands and, thereafter, use their Reasonable Efforts to cease using the name "CMS" in its name in Ecuador or in any way in connection with the business of Crestar, Buyer, the Company or any of their Affiliates and to register such name change as may be required by applicable Law. Crestar and Buyer, jointly and severally, shall protect, defend and indemnify the Seller Indemnified Parties from and against any Losses arising out of the use of the word "CMS" as part of the name of the Company or in connection with the Business.

         8.07 Press Releases. Subject to applicable securities laws or stock exchange requirements, the Parties hereto shall promptly advise and consult with one another before issuing, or permitting any of their respective directors, officers, employees, agents or Affiliates to issue, any press release with respect to this Agreement or the transactions contemplated hereby. Without limiting the foregoing and subject to applicable securities laws or stock exchange requirements, the initial press release with respect to this Agreement or the transactions contemplated by this Agreement shall be subject to discussion by the Parties prior to its release.

         8.08 Insurance. Crestar and Buyer acknowledge that no insurance coverage or policy maintained by CMS, Seller or their Affiliates will extend beyond the Closing for the benefit of the Company, Crestar or Buyer.

         8.09 Capacity. Crestar and Buyer will cause the Company to have sufficient administrative, technical or financial capability to perform its obligations under the Company Material Contracts.

         8.10 Certain Receivables.

         (a) At the Closing, Buyer will deliver to the Operator (i) written instructions, in a form reasonably acceptable to Seller, directing the Operator to pay to Seller directly any and all proceeds resulting from any adjustment paid in furtherance of the audit of Joint Operating Agreement revenues and expenses for the period prior to the Effective Date and (ii) with respect to the items set forth on Schedule 8.10, written instructions, in forms reasonably acceptable to Seller, directing the Operator to pay to Seller directly any and all proceeds resulting from any payment with respect to the items set forth on
Schedule 8.10 (regardless of the amounts set forth in Schedule 8.10, the Parties recognizing that the amounts set forth in Schedule 8.10 are merely estimates).

         (b) Following payment of an indemnification claim pursuant to Article IX by CMS or Seller and upon request from CMS or Seller, Crestar, Buyer and the Company (i) will assign to CMS and Seller any rights it may have with respect to any and all proceeds representing refunds, credits, offsets or other items of value received from Third Parties attributable to the Indemnified Losses giving rise to such indemnification claim payment, (ii) will, to the fullest extent permissible under applicable law, assign to CMS and Seller any and all rights, claims, counterclaims or causes of action against Third Parties with respect to the matter covered by such indemnification claim, (iii) will join an action initiated by any of the other parties to the Subject Contracts against any Third Party with respect to the matter covered by such indemnification claim (provided that, (x) CMS and Seller shall be responsible for the out-of-pocket costs and expenses of Crestar, the Buyer or the Company with respect to any such action,
(y) CMS shall have the right to select the legal counsel for any such action, and (z) if Crestar, Buyer or the Company desire to have additional legal counsel with respect to such action, it may do so at its sole cost and expense) and (iv) will deliver to the Operator written instructions, in a form reasonably acceptable to Seller, directing the Operator to pay to Seller directly any and all proceeds representing a refund of or offset from Third Parties attributable to the Indemnified Losses giving rise to such indemnification claim payment. In the event Crestar, Buyer or the Company is to receive the proceeds described in this Section 8.10 from a Third Party other than the Operator, upon request from CMS or Seller, Crestar, Buyer or the Company (as applicable) will deliver the instructions described above to such other Third Party. In addition, Buyer will cause the Company to wire transfer in immediately available funds to Seller promptly upon receipt any and all proceeds received by the Company with respect to the items described in this Section 8.10. Any payments by the Company to the Seller under this Section 8.10 shall not constitute adjustments to the Purchase Price and shall be made to the Designated Account.

         (c) Following payment by Crestar or Buyer to CMS or Seller of an indemnification claim pursuant to Article IX, Seller or CMS, as applicable, will wire transfer in immediately available funds to Buyer promptly upon receipt any and all proceeds received by CMS or Seller from Third Parties as refunds or reimbursements attributable to the indemnification claim payment made by Crestar or Buyer. If, after the Closing Date, CMS or Seller receive proceeds of the Company that are not attributable to the matters described in Schedule 8.10 (or otherwise attributable to the account of CMS or the Seller under this Agreement), it shall wire transfer in immediately available funds to the Company such amounts promptly upon receipt of the same.

         8.11 OCP Project. Crestar and Buyer acknowledge that, other than the representation and warranty contained in Section 4.06(f), (i) CMS and Seller make no representation or warranty with respect to the OCP Agreements or the OCP Project, and (ii) matters relating to the OCP Agreements and/or the OCP Project shall not constitute a breach by CMS or Seller of any of their representations or warranties contained in this Agreement.

         8.12 Amato Interest. Buyer shall use its Reasonable Efforts to cause the Operator to provide to the Company sufficient information in order to enable CMS to perform all obligations with respect to the Amato Interest (including, without limitation, any and all production reports, sales reports, transportation and lifting reports and cost reports), and Buyer shall cause the Company to provide to CMS such information as is provided by the Operator. Crestar shall cause any transferee of the shares of the Company (whether through sale, merger, transfer or other disposition) to comply with the obligations set forth in this Section 8.12. CMS and Seller shall hold such information strictly confidential and, without the prior written consent of the Company, shall not disclose such information to any Third Parties, except (i) to the extent necessary to perform the obligations with respect to the Amato Interest, or (ii) as required by applicable law, regulation, or judicial or regulatory process. Subject to Buyer causing Company to comply with its obligations in the first sentence of this Section 8.12, CMS and Seller shall release Crestar, Buyer and the Company from any and all liability in connection with the Amato Interest. Within 10 Business Days after the Closing Date, Crestar and Buyer shall cause the Company to enter into an agreement with CMS and the Seller, in a form reasonably acceptable to the Parties, that requires the Company to comply with the obligations set forth in this Section 8.12 and further requires that such obligation shall be binding upon any transferee of all or any part of the interests in the Subject Contracts.]

         8.13 Intercompany Accounts. Seller shall cause all intercompany accounts between the Company and the Seller or between the Company and any of Seller's Affiliates to be settled in a manner reasonably satisfactory to Crestar and Buyer such that the Company has no further rights or obligations with respect to such accounts as of the Closing Date.

         8.14 Confidentiality Agreements. Within 30 days following the Closing, CMS shall cause each of the Confidentiality Agreements (other than the agreement executed by Crestar) pertaining to the sale by Seller of the Company, which agreements are listed on Schedule 8.14, to be assigned from Seller or the relevant Affiliates of Seller, as applicable, to Buyer.

         8.15 Standby Letter of Credit

         (a) Within 10 Business Days following the Closing Date, CMS shall provide to Crestar a standby letter of credit in a form reasonably acceptable to the Parties, in the amount of US $5,000,000, which shall be maintained in effect until May 26, 2002, from a financial institution reasonably acceptable to CMS and Crestar (the "Letter of Credit"). The Parties agree that CMS and Crestar shall each bear one-half of the costs of obtaining and maintaining the Letter of Credit. Except as otherwise provided in Section 8.15(b) or (c), the Letter of Credit may only be drawn upon by the Company, Buyer or Crestar to satisfy claims under Section 9.01(a)(v) or 9.01(a)(vi) in the amount specified in any joint written instructions executed by both CMS and Crestar.

         (b) In the case of claims under Section 9.01(a)(v), the Letter of Credit may be drawn down upon in the amount specified (up to the amount of the outstanding balance of the Letter of Credit) in a sworn written statement executed by Crestar, in the form set forth in Schedule 8.15(b), which includes the following statements:

                  (i) as a result of a claim by any Governmental Authority, payments have been made to a Governmental Authority by both the Operator, for its own account, and by, or on behalf of, the Company, Buyer or Crestar, for SOTE Pipeline transportation tariff adjustments or charges which relate to transportation through the SOTE Pipeline prior to the Effective Date;

                  (ii) a Claim Notice (or, if applicable, a Supplemental Claim Notice) provided in accordance with Sections 9.01(b)(ii) and 9.02(b) has been delivered by Crestar to CMS;

                  (iii) the Losses described in the Claim Notice (or, if applicable, the Supplemental Claim Notice) are covered by the indemnity obligations of CMS under Section 9.01(a)(v); and

                  (iv)     one of the following:

                           (A) CMS has failed to respond to the Claim Notice
                  (or, if applicable, the Supplemental Claim Notice) in accordance with the time requirements of Section 9.02(d)(i), in which case Crestar is entitled to draw down the entire Claimed Amount;

                           (B) CMS has agreed in writing to the Claimed Amount,
                  but failed to timely make payment of the entire Claimed Amount to Crestar pursuant to Section 9.02(d)(i)(A), in which case Crestar is entitled to draw down the unpaid portion of the Claimed Amount;

                           (C) CMS has failed to timely make payment of the
                  entire Undisputed Amount (as reflected in the Response Notice) to Crestar pursuant to Section 9.02(d)(i)(C), in which case Crestar is entitled to draw down the unpaid portion of the Undisputed Amount;

                           (D) CMS has agreed in writing to make payments on the
                  Deferred Claimed Amount pursuant to Section 9.02(d)(i)(B) or 9.02(d)(i)(C), but has failed to timely make payment of the entire Deferred Claimed Amount pursuant to Section 9.02(d)(i)(B) or 9.02(d)(i)(C), in which case Crestar is entitled to draw down the unpaid portion of the Deferred Claimed Amount that CMS failed to pay; or

                           (E) an Expert's Decision has been reached, and CMS
                  has failed to timely pay to Crestar the entire Expert's Amount in accordance with the provisions of Section 9.02(d)(ii)(B), in which case Crestar is entitled to draw down the unpaid portion of the Expert's Amount in accordance with the Expert's Decision.

In the case of a draw down under either Section 8.15(b)(iv)(B), (b)(iv)(C) or
(b)(iv)(D), Crestar shall be required to include a copy of the Response Notice executed by CMS in its written statement. In the case of a draw down under
Section 8.15(b)(iv)(E), Crestar shall be required to include a copy of the Expert's Decision in its written statement.

         (c) In the case of claims under Section 9.01(a)(vi), the Letter of Credit may be drawn down upon in the amount specified (up to the amount of the outstanding balance of the Letter of Credit) in a sworn written statement executed by Crestar, in the form set forth in Schedule 8.15(c), which states:

         (i) a Claim Notice provided in accordance with Sections 9.01(b)(ii) and 9.02(c) has been delivered to CMS;

         (ii) the Losses described in the Claim Notice are covered by the indemnity obligations of CMS under Section 9.01(a)(vi); and

         (iii)    one of the following:

                  (A) CMS has failed to respond to the Claim Notice in accordance with the time requirements of Section 9.02(d), in which case Crestar is entitled to draw down the entire Claimed Amount;

                  (B) CMS has agreed in writing to the Claimed Amount, but failed to timely make payment of the entire Claimed Amount to Crestar pursuant to Section 9.02(d)(i)(A), in which case Crestar is entitled to draw down the unpaid portion of the Claimed Amount,

                  (C) CMS has failed to timely make payment of the entire Undisputed Amount (as reflected in the Response Notice) to Crestar pursuant to Section 9.02(d)(i)(C), in which case Crestar is entitled to draw down the unpaid portion of the Undisputed Amount, or

                  (D) an Expert's Decision has been reached, and CMS has failed to timely pay to Crestar the Expert's Amount in accordance with the provisions of Section 9.02(d)(ii)(B), in which case Crestar is entitled to draw down the Expert's Amount.

In the case of a draw down under either Section 8.15(c)(iii)(B) or (c)(iii)(C), Crestar shall be required to include a copy of the Response Notice executed by CMS in its written statement. In the case of a draw down under Section 8.15(c)(iii)(D), Crestar shall be required to include a copy of the Expert's Decision in its written statement.

         8.16 CMS Financial Information. For each of calendar years 2000, 2001, 2002, 2003 and 2004, CMS shall provide to Crestar a copy of the audited CMS annual report within 30 days following the finalization of such report.


                                   ARTICLE IX
             INDEMNIFICATION; SCOPE OF REPRESENTATIONS; LIMITATIONS

         9.01     Indemnification.

                  (a) Subject to Sections 9.01(b) and (e), CMS and Seller, jointly and severally, agree to indemnify, defend and hold harmless the Buyer Indemnified Parties from and against any and all Indemnified Losses resulting from or arising out of any of the following:

                           (i) any breach of any of the representations and
                  warranties of CMS or Seller contained in this Agreement or in any document or instrument required to be executed pursuant to this Agreement;

                           (ii) any breach of any covenant of CMS or Seller
                  contained in this Agreement or in any document or instrument required to be executed pursuant to this Agreement;

                           (iii) any Third Party Claim in respect of the
                  ownership of the Company or the operation of the Business that results from operations of the Business prior to the Effective Date, notice of which was received by the Company after the Closing Date, and of which Crestar or the Buyer did not have Knowledge on or before the Closing Date;

                           (iv) the Amato Interest or Plan B;

                           (v) any claim or demand by any Governmental
                  Authority, or through the Operator, with respect to amounts paid by, or on behalf of, the Company, Buyer or Crestar for SOTE Pipeline transportation tariff adjustments or charges, which relate to transportation through the SOTE Pipeline prior to the Effective Date, up to a maximum aggregate amount of US$ 6,000,000;

                           (vi) the difference, if any, between (x) the amounts
                  paid by, or on behalf of, the Company, Buyer or Crestar to any Governmental Authority, or through the Operator (with respect to the Company's interest in the Subject Contracts as of the Closing Date) pursuant to the SOTE II Agreement and the Shushufindi Agreement (but not pursuant to any amended terms thereof) up to a maximum aggregate amount of US$ 4,760,000, and (y) the SOTE II/Shushufindi Credit, plus simple interest on the amount of such difference as of 18 February 2002 at the rate of 8% per annum, calculated from the Closing Date until such amount is paid; or

                           (vii) the matter described in item 1 of Schedule
                  4.10.

                  (b) Notwithstanding anything to the contrary in Section 9.01(a), in no event shall any amounts be recovered from CMS or Seller:

                           (i) relating to or arising in connection with any of
                  the Purchase Price Adjustment Matters;

                           (ii) for any matter under Section 9.01(a) for which a
                  written notice of claim specifying in reasonable detail the specific nature of and specific basis of the Losses and the estimated amount of such Indemnified Losses ("Claim Notice") is not delivered to CMS and Seller prior to the expiration of the Applicable Limitations Period, and the indemnities granted by CMS and Seller in Section 9.01(a)(i), (iii), (v) and (vi) shall terminate on such date. The indemnities shall survive with respect only to each specific matter that is the subject of any Claim Notice delivered in good faith in compliance with the requirements of this Section 9.01(b)(ii) until the earlier to occur of (x) the date on which a final non-appealable resolution of the matter described in such Claim Notice has been reached or (y) the date on which the matter described in such Claim Notice has otherwise reached final resolution or settlement;

                           (iii) under Section 9.01(a) for any Tax Claim,
                  Buyer's exclusive remedy for any Tax Claim being set forth in
                  Article VII;

                           (iv) for any Indemnified Losses resulting from
                  matters described in Section 9.01(a)(i) until the aggregate amount of Indemnified Losses incurred by the Buyer Indemnified Parties in respect of all matters giving rise to such Indemnified Losses exceeds individually or in the aggregate $1,000,000 in which event CMS and Seller, subject to the other provisions of this Section 9.01(b), will be obligated to indemnify the Buyer Indemnified Parties for the full amount of such Indemnified Losses; provided, however, such threshold shall not apply to a breach of Sections 4.01, 4.02, 4.03, 4.11, 4.14, 4.19, or 4.22;

                           (v) for any Indemnified Losses resulting from matters
                  described in Section 9.01(a)(i), (ii) or (iii) to the extent such Indemnified Losses relate to or arise in connection with the matters described in Section 9.01(a)(v), it being the intention of the Parties that any indemnification obligations of CMS and the Seller with respect to the matters described in
                  Section 9.01(a)(v) be governed exclusively pursuant to Section 9.01(a)(v);

                           (vi) for any Indemnified Losses resulting from
                  matters described in Section 9.01(a)(i), (ii) or (iii) to the extent such Indemnified Losses relate to or arise in connection with the matters described in Section 9.01(a)(vi), it being the intention of the Parties that any indemnification obligations of CMS and the Seller with respect to the matters described in Section 9.01(a)(vi) be governed exclusively pursuant to Section 9.01(a)(vi); and

                           (vii) for any Indemnified Losses resulting from
                  matters described in Section 9.01(a)(i) or (iii) that in the aggregate exceed $55,000,000. For the avoidance of doubt, the limitation described in this Section 9.01(b)(vii) permits a maximum possible recovery by the Buyer Indemnified Parties under Section 9.01(a)(i) and (iii) of an aggregate amount equal to $55,000,000.

                  (c) Subject to Sections 9.01(d) and (e), Crestar and Buyer, jointly and severally, agree to indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all Indemnified Losses resulting from or arising out of any of the following:

                           (i) any breach of any of the representations and
                  warranties of Crestar and Buyer contained in this Agreement or in any document or instrument required to be executed pursuant to this Agreement;

                           (ii) any breach of any covenant of Crestar and Buyer
                  contained in this Agreement or in any document or instrument required to be executed pursuant to this Agreement (including, without limitation, the indemnification obligations set forth in Section 8.03); and

                           (iii) except to the extent covered by CMS' and
                  Seller's indemnification obligations pursuant to Section 9.01(a)(iii), (iv), (v), (vi) or (vii), any Third Party Claim in respect of the conduct of the Business or any part thereof, and any liability or obligation of the Company that arises after the Closing Date including, but not limited to, all obligations to properly plug and abandon all wells now or hereafter located on the lands covered by the Subject Contracts (regardless of whether any such obligation to plug and abandon is attributable to periods of time prior to or after the Closing Date) and restore the surface of the lands covered by Subject Contracts in accordance with applicable Subject Contracts and other agreements and Laws and the obligation to pay all costs, expenses and Taxes incurred with respect to the Business after the Closing Date, but only to the extent that such Third Party Claim did not result from the breach of a representation of CMS or Seller made pursuant hereto.

                  (d) Notwithstanding anything to the contrary contained in
         Section 9.01(c), in no event shall any amounts be recovered from Crestar or Buyer:

                           (i) for any matter under Section 9.01(c)(i) for which
                  a Claim Notice is not delivered to Buyer prior to the expiration of the Applicable Limitations Period, and the indemnities granted by Crestar and Buyer in Sections 9.01(c)(i) shall terminate on such date; provided, however, that such indemnities shall survive with respect only to the specific matter that is the subject of any Claim Notice delivered in good faith in compliance with the requirements of this Section 9.01(d)(i) until the earlier to occur of (x) the date on which a final non-appealable resolution of the matter described in such Claim Notice has been reached or (y) the date on which the matter described in such Claim Notice has otherwise reached final resolution; or

                           (ii) under Section 9.01(c) for any Tax Claim, the
                  exclusive remedy of CMS and Seller with respect to Tax Claims being set forth in Article VII; or

                           (iii) for any Indemnified Losses resulting from
                  matters described in Section 9.01(c)(i) until the aggregate amount of Indemnified Losses incurred by the Seller Indemnified Parties in respect of all matters giving rise to such Indemnified Losses exceeds individually or in the aggregate $500,000 in which event Crestar and Buyer will be obligated to indemnify the Seller Indemnified Parties for the full amount of such Indemnified Losses; provided, however, such threshold shall not apply to a breach of Sections 5.01, 5.02, 5.05, 5.06, or 5.07.

                  (e) Notwithstanding anything to the contrary in this Agreement, except as otherwise expressly provided in the second sentence of Section 10.01(d), in no event shall Indemnified Losses include any exemplary, punitive, special, indirect, consequential, remote or speculative damages.

         9.02     Indemnification Procedures.

         (a) Except as otherwise provided in Section 9.02(b) (with respect to claims arising under Section 9.01(a)(v)), and in Section 9.02(c) (with respect to claims arising under Section 9.01(a)(vi)), all claims for indemnification under this Article shall be asserted and resolved pursuant to this Section 9.02(a). Any Person claiming indemnification hereunder is hereinafter referred to as the "Indemnified Party" and any Person against whom such claims are asserted hereunder is hereinafter referred to as the "Indemnifying Party." In the event that any Indemnified Losses are incurred by, asserted against or sought to be collected from an Indemnified Party, said Indemnified Party shall with reasonable promptness consult with the Indemnifying Party and, in any event, shall with reasonable promptness provide to the Indemnifying Party a Claim Notice. The Indemnifying Party shall have 30 days from the personal delivery or receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party (x) whether or not it disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Losses and/or (y) whether or not it desires, at the sole cost and expense of the Indemnifying Party, to defend (to the maximum extent possible under the circumstances) the Indemnified Party against such Losses; provided, however, that any Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party (and of which it shall have given notice and opportunity to comment to the Indemnifying Party) and not prejudicial to the Indemnifying Party. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such Losses, the Indemnifying Party shall have the right to defend all appropriate proceedings, and with counsel of its own choosing, which proceedings shall be promptly settled or prosecuted by them to a final conclusion. If the Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Losses that the Indemnifying Party elects to contest or, if appropriate and related to the claim in question, in making any counterclaim against the Person asserting the Third Party Losses, or any cross-complaint against any Person. No claim may be settled or otherwise compromised without the prior written consent of the Indemnifying Party.

         (b) In the event of Indemnified Losses arising under Section 9.01(a)(v), the indemnification procedures set forth in this Section 9.02(b) shall be applicable.

                  (i) The Indemnified Party shall consult with and keep the Indemnifying Party reasonably informed of all material developments in connection with claims relating to any Indemnified Losses that would be covered by Section 9.01(a)(v). In the event that any legal proceeding (including an arbitral or judicial proceeding) is initiated with respect to any such claim, the Indemnified Party shall with reasonable promptness provide to the Indemnifying Party a Claim Notice. The Indemnifying Party shall have 30 days from the personal delivery or receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party (x) whether or not it disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Losses and/or (y) whether or not it desires, at the sole cost and expense of the Indemnifying Party, to defend (to the maximum extent possible under the circumstances) the Indemnified Party against such Losses; provided, however, that any Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party (and of which it shall have given notice and opportunity to comment to the Indemnifying Party) and not prejudicial to the Indemnifying Party. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such Losses, the Indemnifying Party shall have the right (to the maximum extent possible under the circumstances) to defend all appropriate proceedings, and with counsel of its own choosing, which proceedings shall be promptly settled or prosecuted by them to a final conclusion. If the Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Losses that the Indemnifying Party elects to contest or, if related to the claim in question and if doing so would not jeopardize the interests of the Indemnified Party, in the Indemnified Party's making any counterclaim against the Person asserting the Third Party Losses, or any cross-complaint against any Person. No claim may be settled or otherwise compromised without the prior written consent of the Indemnifying Party.

                  (ii) If (x) as a result of a claim by any Governmental Authority, payments have been made to a Governmental Authority by both the Operator, for its own account, and by, or on behalf of, the Company, Buyer or Crestar, for SOTE Pipeline transportation tariff adjustments or charges which relate to transportation through the SOTE Pipeline prior to the Effective Date, and (y) the Losses associated with the amounts paid by, or on behalf of, the Company, Buyer or Crestar under clause (x) are covered by the indemnity obligations of the Indemnifying Party under Section 9.01(a)(v), the Indemnified Party shall promptly consult with the Indemnifying Party regarding the matter and shall, in any event, provide a Claim Notice to the Indemnifying Party (if not previously provided) or a supplemental Claim Notice (if a Claim Notice has previously been provided) (the "Supplemental Claim Notice") within 10 days after the payment described in Section 9.02(b)(i)(x), which shall include, inter alia, the Indemnified Party's calculations of the amounts the Indemnified Party claims are due under
         Section 9.01(a)(v) (including a proposed net present value amount and the assumptions necessary to calculate such net present value amount (the "NPV Amount") for any future deferred payment obligations) and reasonable supporting documentation, and the matter shall be resolved in accordance with the Special Indemnity Procedures in Section 9.02(d).

         (c) In the event of Indemnified Losses arising under Section 9.01(a)(vi), the indemnification procedures set forth in this Section 9.02(c) shall be applicable. If the Indemnified Party believes that Losses have been incurred that are covered by the indemnity obligations of the Indemnifying Party under Section 9.01(a)(vi), the Indemnified Party shall with reasonable promptness (but in any event on or before 1 July 2002), deliver a Claim Notice to the Indemnifying Party, which shall include, inter alia, the Indemnified Party's calculations of the amounts set forth in Section 9.01(a)(vi)(x) and 9.01(a)(vi)(y) and the net amount of Indemnified Losses the Indemnified Party claims are due under Section 9.01(a)(vi) and reasonable supporting documentation, and the matter shall be resolved in accordance with the Special Indemnity Procedures in Section 9.02(d).

         (d) In the event that any of the matters described in Sections 9.02(b) or 9.02(c) are to be resolved in accordance with the "Special Indemnity Procedures," such procedures shall be as set forth in this Section 9.02(d) (the "Special Indemnity Procedures").

         (i) Within 20 days after the receipt of a Claim Notice or Supplemental Claim Notice delivered pursuant to Sections 9.02(b) or (c) by the Indemnified Party, the Indemnifying Party shall provide written notice (the "Response Notice") to the Indemnified Party stating one of the following:

         (A) the Indemnifying Party agrees with the amount claimed to be due from the Indemnifying Party, including (if applicable) the NPV Amount (the "Claimed Amount"), in which case the Indemnifying Party shall pay the Claimed Amount to the Indemnified Party (by wire transfer to an account designated by the Indemnified Party) within 10 days after the expiration of the 20 day period described above;

         (B) the Indemnifying Party agrees with the determination by the Indemnified Party of any future deferred payment obligations (the "Deferred Claimed Amounts"), but rejects the Indemnified Party's determination of the NPV Amount, in which case the Indemnifying Party shall pay the Deferred Claimed Amounts to the Indemnified Party (by wire transfer to an account designated by the Indemnified Party) within 10 days after the date such Deferred Claimed Amounts are required to be paid by the Indemnified Party; or

         (C) the Indemnifying Party disputes, in good faith, one or more of the following:

                  (1) whether the determination of all or a portion of the Claimed Amount is correct;

                  (2) without limiting the generality of Section 9.02(d)(i)(C)(3), whether, in the case of Claimed Amounts arising under Section 9.01(a)(v), the Claimed Amount arises from amounts paid by, or on behalf of, the Company, Buyer or Crestar (and concurrently with amounts paid by the Operator as required by Section 9.02(b)(ii)) to any Governmental Authority (directly or indirectly through the Operator), for SOTE Pipeline transportation tariff adjustments or charges, which relate to transportation through the SOTE Pipeline prior to the Effective Date, up to a maximum aggregate amount of US$ 6,000,000, and within the Applicable Limitations Period; or

                  (3) whether the Indemnifying Party has liability under this Agreement to pay all or any portion of the Claimed Amount; provided that the Indemnifying Party shall not have the right, under this Section 9.02(d)(i)(C), to dispute the legal, political, economic or operational basis or justification for the payment by the Indemnified Party of amounts included within all or a portion of the Claimed Amount.

                  In the event the Indemnifying Party disputes, in good faith, one of more of the matters described in Sections 9.02(d)(i)(C)(1), (C)(2) or (C)(3), (x) the Indemnifying Party shall set forth the disputed amount and provide, in reasonable detail, the basis of such dispute (the "Disputed Matter"); (y) the Indemnifying Party shall pay the undisputed amount of the Claimed Amount (the "Undisputed Amount") to the Indemnified Party (by wire transfer to an account designated by the Indemnified Party) within (aa) in the case of any Claimed Amounts other than Deferred Claimed Amounts, 10 days after the expiration of the 20 day period described above, or (bb) in the case of Deferred Claimed Amounts, 10 days after the date such Deferred Claimed Amounts are required to be paid by the Indemnified Party; and (z) the resolution of the Disputed Matter shall be resolved in accordance with Section 9.02(d)(ii).

The failure of the Indemnifying Party to respond to a properly delivered Claim Notice within the 20-day time limit set forth in Section 9.02(d)(i) shall constitute an election by the Indemnifying Party under Section 9.02(d)(i)(A). Notwithstanding anything herein to the apparent contrary, in no event shall the terms of this Section 9.02(d) be construed as a waiver by any Indemnifying Party of any rights it may have to assert against any Indemnified Party in any arbitration proceeding relating to any Claimed Amount.

         (ii) Upon receipt by the Indemnified Party of notice of any Disputed Matter, the Disputed Matter may be submitted by either Party to the public accounting firm of Arthur Andersen LLC, or such other nationally recognized public accounting firm or other expert mutually acceptable to Buyer and Seller (the "Expert"), to determine the amount in dispute. The submission shall include a copy of both the Claim Notice (or Supplemental Claim Notice, if applicable) and the Response Notice. The Indemnified Party and the Indemnifying Party shall each bear and pay one-half of the fees and other costs charged by the Expert.

         (A) Within 10 days after the submission of the matter to the Expert, and based upon the Claim Notice (or Supplemental Claim Notice, if applicable) and the Response Notice, the Expert shall make a determination of whether it is capable of resolving the Disputed Matter or if all or part of the Disputed Matter is of a legal nature such that it should be resolved pursuant to the provisions of Article X. If the Expert determines that it is capable of resolving all or part of the Disputed Matter, the Expert shall proceed to consider the portion of the matter it is capable of resolving in accordance with clause (B). If the Expert determines that it is not capable of resolving all or a portion of the Disputed Matter, the portion that the Expert determines it is not capable of resolving shall be resolved in accordance with the provisions of Article X.

         (B) If the Expert concludes that it is capable of resolving all or a portion of the Disputed Matter, Seller and Buyer agree to provide the Expert with all books, records and other information relevant to the determination of the amount in dispute. The Expert shall be instructed to make its calculations of the amount in dispute as soon as practicable and, in any event, shall render its written determination (the "Expert's Decision") within 30 days after the initial submission of the Disputed Matter to the Expert. Any payments required to be made in accordance with the Expert's Decision (the "Expert's Amount") shall be made within 10 days after receipt of the Expert's Decision. Provided such payment has been made and notwithstanding anything herein to the apparent contrary, the payment of the Expert's Amount shall be without prejudice to the ability of either Party to challenge the Expert's Decision pursuant to the provisions of Article X.

         (e) In the event of any payment by an Indemnifying Party under Sections 9.02(b) or (c), the Indemnifying Party shall have, in addition to any rights of the Indemnifying Party under Section 8.03, the right to participate in the pursuit of any claim against the Governmental Authority or any Third Party (including any arbitral or judicial proceedings) relating to the matter for to which such payment related. If, as a result of any such claim, any amounts are refunded or credited to the Indemnified Party, such amounts shall be paid over to the Indemnifying Party as provided in Section 8.10(b).

         9.03 Exclusive Remedy. THE PARTIES ACKNOWLEDGE AND AGREE THAT THE REMEDIES SET FORTH IN ARTICLE VII, SECTION 8.15, ARTICLE IX AND ARTICLE X,

INCLUDING THE LIABILITY LIMITS, SURVIVAL PERIODS, DISCLAIMERS AND LIMITATIONS ON REMEDIES ARE INTENDED TO BE, AND SHALL BE, THE EXCLUSIVE REMEDIES WITH RESPECT TO ANY ASPECT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HEREBY RELEASES, WAIVES AND DISCHARGES, AND COVENANTS NOT TO SUE WITH RESPECT TO, ANY CAUSE OF ACTION OR CLAIM NOT EXPRESSLY PROVIDED FOR IN ARTICLE VII,
SECTION 8.15, ARTICLE IX AND ARTICLE X, INCLUDING, WITHOUT LIMITATION, CLAIMS UNDER APPLICABLE SECURITIES LAWS, AVAILABLE AT COMMON LAW OR BY STATUTE.

         9.04 Scope of Representations. Except to the extent expressly set forth in this Agreement or any document or instrument executed in connection herewith, CMS and Seller make no representations or warranties whatsoever and disclaim all liability and responsibility for any other representation, warranty, statement or information made or communicated (orally or in writing) to Crestar and Buyer. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement or any document or instrument executed in connection herewith, CMS and Seller make no representation or warranty as to title to any of the assets or properties of the Company and, with respect to any personal property and equipment included within such assets or properties, CMS AND SELLER EXPRESSLY DISCLAIM AND NEGATE ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, OF FITNESS FOR A PARTICULAR PURPOSE, AND OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS. Further, CMS and Seller make no representations or warranties as to the amounts of or values with respect to any hydrocarbon reserves attributable to the Company or the Business. Crestar and Buyer each acknowledge and affirm that in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, they have relied on the representations, warranties, covenants and agreements of CMS and Seller set forth in this Agreement and in the certificates provided for in Sections 6.02(b) and (e), and other than such reliance, it has relied solely on the basis of its own independent investigation, analysis and evaluation of the Company and its assets (including Crestar and Buyer's own estimate and appraisal of the extent and value of the Company's hydrocarbon reserves, pipelines and undeveloped properties), business, financial condition, operations and prospects.


                                   ARTICLE X
                                  ARBITRATION

         10.01    Arbitration.

                  (a) Except as otherwise provided in Sections 8.02, 8.15 or 9.02(d), any and all claims, disputes, controversies, and other matters in question arising out of or relating to this Agreement, any provision hereof, the alleged breach of any such provision, or in any way relating to the subject matter of this Agreement or the relationship between the Parties created by this Agreement, involving the Parties and/or their respective representatives (all of which are referred to herein as "Disputes"), even though some or all of such Disputes allegedly are extra-contractual in nature, whether such Disputes sound in contract, tort, or otherwise, at Law or in equity, under State, federal or foreign Law, whether provided by statute or the common Law, for damages or any other relief, shall be resolved by binding arbitration in accordance with this Section 10.01.

                  (b) It is the intention of the Parties that the arbitration shall be conducted pursuant to the Federal Arbitration Act, as such Act is modified by this Agreement and the federal common Law construing the Federal Arbitration Act. If, for any reason, the Federal Arbitration act is inapplicable to the Disputes, the arbitration shall be conducted under the arbitration act of the State of Texas. The validity, construction, and interpretation of this Section 10.01, and all procedural aspects of the arbitration conducted pursuant to this
         Section 10.01, including but not limited to, the determination of the issues that are subject to arbitration (i.e., arbitrability), the scope of the arbitrable issues, allegations of "fraud in the inducement" to enter into this Agreement, or this arbitration provision, allegations of waiver, laches, delay or other defenses to arbitrability, and the rules governing the conduct of the arbitration (including the time for filing an answer, the time for the filing of counterclaims, the times for amending the pleadings, the specificity of the pleadings, the extent and scope of discovery, the issuance of subpoenas, the times for the designation of experts, whether the arbitration is to be stayed pending resolution of related litigation involved third parties not bound by this Agreement, the receipt of evidence, and the like), shall be decided by the arbitrators. The arbitration shall be administered by the American Arbitration Association (the "AAA"), and shall be conducted pursuant to the Commercial Arbitration Rules of the AAA, as modified by their Agreement. In deciding the substance of the Parties' Disputes, excluding those matters governed by the applicable arbitration Law as set forth above. The arbitrators shall refer to the substantive Laws of the State of Texas for guidance (excluding Texas choice-of-Law principles that might call for the application of some other State's Law). Notwithstanding any other provision in this Section
         10.01 to the contrary, the Parties expressly agree that the arbitrators shall have absolutely no authority to award treble, exemplary or punitive damages of any type under any circumstances regardless of whether such damages may be available under Texas Law, the Law of any other State, or federal Law, or foreign Law, or under the Federal Arbitration Act, or under the Commercial Arbitration Rules of the AAA, the Parties hereby waiving their right, if any, to recover treble, exemplary or punitive damages in connection with any such Disputes, except as otherwise expressly provided in the second sentence of
         Section 10.01(d).

                  (c) The arbitration proceeding shall be conducted in Houston, Texas before a panel of three arbitrators appointed in accordance with the Commercial Arbitration Rules of the AAA consisting of persons from any of the following categories: (i) attorneys having practiced in the area of oil and gas Law for at least 10 years, (ii) engineers with at least 10 years of experience in the oil and gas industry, or (iii) accountants with at least 10 years of experience in the oil and gas industry. The arbitrators shall conduct a hearing as soon as reasonably practicable after appointment of the third arbitrator, and a final decision completely disposing of all Disputes that are the subject of the arbitration proceedings shall be rendered by the arbitrators as soon as reasonably practicable after the hearing. There shall be a transcript of the hearing before the arbitrators. The arbitrators' ultimate decision after final hearing shall be in writing, but shall be as brief as possible, and the arbitrators shall not assign reasons for their ultimate decision. In case the arbitrators award monetary damages to either Party, the arbitrators shall certify in their award that they have not included any exemplary, punitive, special, indirect, consequential, remote or speculative damages.

                  (d) Except as otherwise provided in the second sentence of this Section 10.01(d), the fees and expenses of the arbitrators shall be borne equally by the Parties, but the decision of the arbitrators may include such award of the arbitrators' fees and expenses and of other costs and attorneys' fees as the arbitrators determine appropriate. In the event that the arbitrators determine (i) that CMS or Seller are liable for the portion of the Claimed Amount disputed by CMS or Seller pursuant to Section 9.02(d)(i)(C), and (ii) that CMS or Seller acted in bad faith in disputing all or a portion of the Claimed Amount pursuant to Section 9.02(d)(i)(C), the arbitrators shall award to the Indemnified Party twice the Claimed Amount, plus all fees and expenses of the Indemnified Party in pursuing the arbitral award with respect to such Claimed Amount.

                  (e) To the fullest extent permitted by Law, the arbitration proceeding and the arbitrators' award shall be maintained in confidence by the Parties.

                  (f) The award of the arbitrators shall be binding upon the Parties and final and nonappealable to the maximum extent permitted by Law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any Party as a final judgment of such court.


                                   ARTICLE XI
                                  MISCELLANEOUS

         11.01 Confidentiality. Crestar, Buyer, CMS and Seller agree that the Confidentiality Agreement dated January 4, 2000 executed by Crestar and CMS on behalf of Seller, is hereby deemed to be in full force and effect; provided, however, the provisions set forth in such Confidentiality Agreement requiring a return or destruction of the materials referred to therein upon the request of CMS and Seller shall not be in force and effect.

         11.02 Expenses. Except as specifically provided herein, each Party hereto shall pay all legal and other costs and expenses incurred by such Party or any of its Affiliates in connection with this Agreement and the transactions contemplated hereby.

         11.03 Notices. Any notice, request, instruction, correspondence or other communication to be given or made hereunder by either Party to the other (herein collectively called "Notice") shall be in writing and (a) delivered by hand, (b) mailed by certified mail, postage prepaid and return receipt requested, (c) sent by telecopier, or (d) sent by express mail, overnight courier, or other express delivery service, as follows:

                  If to CMS and Seller, addressed to:

                  CMS Oil and Gas Company
                  CMS Oil and Gas (International) Ltd.
                  1021 Main Street, Suite 2800
                  Houston, Texas 77002-6606
                  Attention:        William H. Stephens III
                  Telephone:        (713) 651-1700
                  Telecopier:       (713) 651-0622

                  If to Crestar and Buyer, addressed to:

                  Crestar Energy Holdings Ltd.
                  Clarendon House
                  2 Church Street
                  Hamilton  HM11, Bermuda
                  Attention:        Director
                  Telephone:        (441) 296-1047
                  Telecopier:       (441) 295-0560

                  with a copy to:

                  Crestar Energy Inc.
                  333 7th Avenue SW
                  Calgary, Alberta Canada  T2P 4M8
                  Attention:        Ken E. West, President
                  Telephone:        (403) 231-6901
                  Telecopier:       (403) 231-8525

Notice given by hand, overnight or express delivery service or by mail shall be effective upon actual receipt. Notice given by telecopier shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. All Notices by facsimile shall be confirmed promptly after transmission in writing by certified mail or personal delivery. No Notice shall be given to or by the Company. Any Party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

         11.04 Governing Law. THE PROVISIONS OF THIS AGREEMENT, THE SCHEDULES HERETO, AND THE DOCUMENTS DELIVERED PURSUANT HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS (EXCLUDING ANY CONFLICTS-OF-LAW RULE OR PRINCIPLE THAT MIGHT

REFER SUCH MATTERS TO THE LAWS OF ANOTHER JURISDICTION), EXCEPT TO THE EXTENT THAT SUCH MATTERS ARE MANDATORILY SUBJECT TO THE LAWS OF ANOTHER JURISDICTION PURSUANT TO THE LAWS OF SUCH OTHER JURISDICTION.

         11.05 Entire Agreement; Amendments and Waivers. This Agreement, together with all Schedules hereto, constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

         11.06 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Except as expressly provided herein, nothing in this Agreement is intended to confer upon any Person other than the Parties and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

         11.07 Severability. If any one or more of the provisions contained in this Agreement or in any other document delivered pursuant hereto shall for any reason, be held to be invalid, illegal or unenforceable in any material respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such document.

         11.08 Headings and Schedules. The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules referred to herein are attached hereto and incorporated herein by this reference. Seller may revise or supplement the Schedules at any time prior to Closing.

         11.09 Survival of Representations and Indemnities. The Parties acknowledge and agree that (i) except for Sections 4.01, 4.02, 4.03, 4.14, 4.19, 4.22, 5.01, 5.02, 5.06 and 5.07, which shall survive the Closing for the applicable statute of limitations period, all other representations and warranties contained in this Agreement shall survive the Closing and continue until and terminate on July 1, 2002; (ii) the indemnity obligations set forth in
Section 9.01(a)(iii) shall survive the Closing and continue until and terminate on July 1, 2002; (iii) the indemnity obligations set forth in Section 9.01(a)(v) shall survive the Closing and continue until and terminate on July 1, 2005; provided, however, that such indemnity in Section 9.01(a)(v) shall survive (x) with respect to a specific matter that is the subject of a then pending judicial or arbitral proceeding against the Company, Buyer or Crestar and with respect to which a written notice was delivered in good faith to CMS and Seller prior to July 1, 2005 specifying in reasonable detail the specific nature of, specific basis of and the estimated amount of the Indemnified Losses associated with such matter; provided further that such surviving indemnity shall terminate 30 days after the final non-appealable resolution or settlement of such matter, and (y) in the event that an Indemnifying Party is obligated to make payments on Deferred Claimed Amounts under Section 9.02(d), the indemnity obligations of the Indemnifying Party shall continue with respect to such Deferred Claimed Amounts until the Deferred Claimed Amounts are paid in full; and (iv) the indemnity obligations set forth in Section 9.01(a)(vi) shall survive the Closing and continue until 1 July 2002 (in each case, the "Applicable Limitations Period"). Any other covenants and agreements contained in this Agreement (including the indemnity obligations set forth in Section 9.01(a)(ii), (iv) and (vii) and Section 9.01(c)(ii) and (iii)) shall survive the Closing and continue in accordance with their respective terms.

         11.10 Time of the Essence. The Parties agree and acknowledge that time is of the essence of this Agreement.

         11.11 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument; but, in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

         11.12 Signatures. The Parties may execute this Agreement by forwarding facsimile, telefax, or other forms of copies of the Agreement showing execution by the Parties sending the facsimile, telefax, or other copy, and the Parties intend that a facsimile, telefax, or photocopy signature shall have the same effect as an original. The Parties also intend to be bound by such execution, and the Parties further waive any defense to validity based on any such copies of signatures.

     EXECUTED as of the Effective Date.

     CMS:                  CMS OIL AND GAS COMPANY

                           By  /s/ William H. Stephens III
                             ---------------------------------------------------
                           Name  William H. Stephens III
                               -------------------------------------------------
                           Title  Executive Vice President,
                                  General Counsel and
                                  Secretary
                                ------------------------------------------------


     SELLER:                            CMS OIL AND GAS (INTERNATIONAL)
                                  LTD.

                           By  /s/ William H. Stephens III
                             ---------------------------------------------------
                           Name  William H. Stephens III
                               -------------------------------------------------
                           Title  Executive Vice President,
                                  General Counsel and
                                  Secretary
                                ------------------------------------------------


     BUYER:                CRESTAR ENERGY HOLDINGS LTD.


                           By  /s/ Ken E. West
                             ---------------------------------------------------
                           Name:  Ken E. West
                           Title:    President


     CRESTAR:              CRESTAR ENERGY INC.

                           By  /s/ Ken E. West
                             ---------------------------------------------------
                           Name:  Ken E. West
                           Title: Senior Vice President - New Ventures and Strategic Development